SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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Washington Gas Light Company

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Washington Gas Light Company
101 Constitution Ave., N.W.
Washington, D.C. 20080

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Washington Gas Light Company will be held at the National Press Club, 529 14th St., N.W.; Washington, D.C. 20045 on Thursday, March 3, 2011, at 11:45 a.m., Eastern Time, for the following purposes, as more fully set forth in the annexed information statement:

(1) To elect seven directors;

(2) To ratify the appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2011; and

(3) To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers;

(4) To consider and act on an advisory vote regarding the frequency of shareholder approval of the compensation paid to certain executive officers; and

(5) To transact any other business properly brought before the meeting and any adjournment thereof.

Each holder of common stock and preferred stock is entitled to one vote for each share of that stock standing in the name of the holder on the records of Washington Gas Light Company at the close of business on January 13, 2011.

THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.

By order of the board of directors,

Arden T. Phillips
Secretary and Corporate Governance Officer

January 27, 2011

ADMISSION PROCEDURES

Admission to the annual meeting will be limited to persons who: (a) are listed on Washington Gas Light Company’s records as shareholders as of January 13, 2011 (the “record date”), or (b) bring documentation to the meeting that demonstrates their beneficial ownership of Washington Gas Light Company stock through a broker, bank or other institution as of the record date.

Information Statement

January 27, 2011

INFORMATION STATEMENT

WASHINGTON GAS LIGHT COMPANY

101 Constitution Ave., N.W.
Washington, D.C. 20080

January 27, 2011

INFORMATION REGARDING THE ANNUAL MEETING

Important Notice Regarding the Availability of 2010 Annual Report and
Information Statement for Shareholder Meeting to Be Held on March 3, 2011.

This information statement and the 2010 annual report to shareholders of WGL
Holdings, Inc. and its subsidiaries, including Washington Gas Light Company, are available on the Internet at http://materials.proxyvote.com/938837.

This information statement is furnished in connection with the annual meeting of shareholders of Washington Gas Light Company to be held on Thursday, March 3, 2011 and at any adjournment thereof. The annual meeting of shareholders will be held at the National Press Club, 529 14th St., N.W.; Washington, D.C. 20045 at 11:45 a.m., Eastern Time.

At the annual meeting, shareholders will consider:

(1)	the election of seven directors;

(2)	the ratification of the appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2011;

(3)	an advisory vote regarding the approval of compensation paid to certain executive officers;

(4)	an advisory vote regarding the frequency of shareholder approval of the compensation paid to certain executive officers; and

(5)	the transaction of any other business properly brought before the meeting and any adjournment thereof.

All shareholders of record as of January 13, 2011, are invited to attend the annual meeting of shareholders. Shares held directly may be voted in person at the annual meeting. Beneficial owners must obtain a valid voting form from the record owner in order to vote in person at the annual meeting.

Throughout this information statement, “Washington Gas,” “the company,” “we,” “our” or “us” are intended to refer to Washington Gas Light Company, unless specifically indicated otherwise.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Each holder of our common stock and preferred stock is entitled to one vote for each share of the stock standing in the name of the holder on the records of the company at the close of business on January 13, 2011. Outstanding voting securities as of January 13, 2011, consisted of 46,479,536 shares of common stock; 150,000 shares of Serial Preferred Stock, $4.80 Series; 70,600 shares of Serial Preferred Stock, $4.25 Series, and 60,000 shares of Serial Preferred Stock, $5.00 Series. The matters to be voted upon at the annual meeting are described in this information statement.

As provided in the company’s bylaws, a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting.

•	The seven director nominees receiving the greatest number of votes will be elected;

•	The proposal to ratify the appointment of independent accountants must receive more votes cast in favor than the number of votes cast against by holders of shares of the company’s common stock and preferred stock present and entitled to vote at the meeting.

•	Proposal 3 regarding the advisory vote on executive compensation must receive more votes cast in favor than the number of votes cast against by holders of shares of the company’s common stock and preferred stock present and entitled to vote at the meeting.

•	Proposal 4 regarding the frequency of the advisory vote on executive compensation will be determined by a plurality of the votes cast. Abstentions will not be counted as either votes cast for or against Proposal 4.

As of January 13, 2011, WGL Holdings, Inc. (“WGL Holdings”) owned 46,479,536 shares of the company’s outstanding common stock. The company has been informed that WGL Holdings intends to vote all of its shares of the company’s common stock: (1) “FOR” the election of each of the named nominees for director, (2) “FOR” ratification of the appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2011, (3) “FOR” the advisory vote on executive compensation, and (4) “1 Year” under the advisory vote regarding the frequency of the advisory vote on executive compensation. Accordingly, these matters are expected to be approved.

CRITERIA FOR SELECTION OF BOARD OF DIRECTOR NOMINEES

The Governance Committee of the Board of Directors is responsible for identifying nominees for election as directors. The Governance Committee may consider nominees suggested by several sources, including outside search firms, incumbent board members and shareholders. The Governance Committee did not use a third party to assist in finding the nominees listed in this information statement under, “Proposal 1 — Election of Directors.”

As provided in its charter, the Governance Committee will seek candidates having experience and abilities relevant to serving as a director of the company and who will represent the best interests of shareholders as a whole, and not any specific interest group or constituency. The Governance Committee, with recommendations and input from the Chairman of the Board and other directors, evaluates the qualifications of each director candidate in accordance with the criteria described in the director qualification standards section of our corporate governance guidelines. In evaluating the qualifications of director nominees, the Governance Committee considers factors, including, but not limited to, the following:

Commitment.  Directors should be able to contribute the time necessary to be actively involved on the board and its decision-making and should be able and willing to prepare for and attend required meetings.

Diversity.  Though the board does not have a formal policy regarding the consideration of diversity in identifying nominees for director, directors should be selected so that the board of directors is a diverse body. The board considers the term “diversity” to include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity as well as differences in race, gender and ethnicity.

Experience.  Directors should be or have been in leadership positions in their field of endeavor and have a record of excellence in that field.

Independence.  Directors should neither have, nor appear to have, a conflict of interest that would impair his or her ability to represent the interests of all the company’s shareholders and other stakeholders and to fulfill the responsibilities of a director.

Integrity.  Directors should have a reputation of integrity and be of the highest ethical character.

Judgment.   Directors should have the ability to exercise sound business judgment on a large number of matters.

Knowledge. Directors should have a firm understanding of our operations, business strategy, and corporate governance.

Skills.  Directors should be selected so that the board of directors has an appropriate mix of skills in core areas such as: accounting, compensation, finance, government relations, law, management, risk oversight and strategic planning.

The board may take into account other factors that are relevant to the success of a publicly traded utility company in addition to those listed above such as the current composition of the board, the operating requirements of the company, and the long-term interests of shareholders and other stakeholders in evaluating director nominees. As part of the annual nomination process, the Governance Committee reviews the qualifications of each board nominee, including currently serving board members and reports its findings to the board. On September 23, 2010, the Governance Committee determined that each board member satisfied the criteria described above and advised the board on September 29, 2010 that each of the director nominees listed under, “Proposal 1 — Election of Directors” was qualified to serve on the board.

Diversity

As indicated above, the director qualification standards of our corporate governance guidelines include a consideration of diversity in the evaluation of candidates for board membership. The Governance Committee discusses diversity considerations in connection with potential director nominees, as well as on a periodic basis in connection with the current composition of the board as a whole. The board conducted a self-evaluation during 2010 and concluded that its efforts to achieve board membership diversity had been effective. During fiscal year 2010, three out of eight directors were African-American, two out of eight directors were women, and all of the board members as a whole represented a diverse array of viewpoints, experience, education, skills and other attributes that contribute to board heterogeneity and effectiveness in overseeing the direction of the company.

Shareholder Nominations

The Governance Committee will consider board nominees recommended by shareholders. Those recommendations should be sent in writing to the Chair of the Governance Committee, c/o the Corporate Secretary of Washington Gas, Inc.; 101 Constitution Ave., N.W.; Washington D.C. 20080. The recommendation must identify the writer as a shareholder of the company and provide sufficient detail for the Governance Committee to consider the recommended individual’s qualifications. The Governance Committee will evaluate the qualifications of candidates recommended by shareholders using the same criteria as used for other board candidates.

Director Retirement

After the end of our 2010 fiscal year, Mrs. Karen Hastie Williams retired from our Board of Directors following 18 years of dedicated and highly valued service on December 1, 2010. At the time of her retirement, Mrs. Williams was the chair of the Audit Committee and a member of the Executive and Governance Committees.

PROPOSAL 1

ELECTION OF DIRECTORS

At the annual meeting, seven directors are to be elected. All of the nominees are presently members of the board of directors. All nominees will be elected to serve until the next annual meeting of shareholders.

Washington Gas has been informed that WGL Holdings intends to cast the votes of all of the outstanding shares of common stock of the company for the election of the nominees named below, all of whom are now serving as directors. We do not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the meeting, WGL Holdings has informed Washington Gas that it intends to cast its votes for another nominee, or other nominees, to be selected by the board of directors.

The board of directors recommends a vote “FOR” the election of each of the following nominees:

Michael D. Barnes, age 67, is a Senior Fellow at the Center for International Policy in Washington, DC. He was Senior Of Counsel to the law firm of Covington & Burling LLP from 2007 through December 2010. He was President of The Brady Campaign and Brady Center to Prevent Gun Violence from 2000 through June 2006. He was previously a partner in the law firm of Hogan & Hartson LLP. Mr. Barnes was United States Representative from Maryland’s 8th Congressional District from 1979 to 1987. Mr. Barnes has been a director of Washington Gas Light Company since 1991, a director of WGL Holdings since November 2000 and serves as Chairman of the Governance Committee. As Chairman of the Governance Committee, Mr. Barnes also serves as Lead Director for the Board of Directors. Mr. Barnes has a B.A. degree in English from the University of North Carolina and a J.D. degree from George Washington University.

Particular experience, attributes or skills that qualify candidate for board membership:

With over thirty-five years of legal experience and affiliations with a diverse array of business, political and philanthropic organizations in the Washington, D.C. metropolitan area, Mr. Barnes brings immense insight to the board of directors. Mr. Barnes’ legal expertise contributes to his skills in the areas of risk management, compliance and internal controls. In addition, through his extensive involvement in civic, community and charitable activities, Mr. Barnes has gained additional strategic planning and corporate governance experience.

As a former member of the U.S. House of Representatives and a former Commissioner of the Maryland Public Service Commission, Mr. Barnes provides unique insight with respect to regulatory and public policy matters, both of which strengthen the board’s collective knowledge, capabilities and experience.

George P. Clancy, Jr., age 67, is a retired Executive Vice President and Mid-Atlantic Region Market President of Chevy Chase Bank, a division of Capital One, N.A. (1995-2010). Mr. Clancy has extensive experience in banking which includes serving as President and Chief Operating Officer of The Riggs National Corporation (1985-1986) and President and Chief Executive Officer of Signet Bank, N.A. (1988-1995). Mr. Clancy is the Founding Member, Past Chairman and current member of the Board of Directors of the Catholic Charities Foundation. Mr. Clancy is also on the Board of Directors of ASB Capital Management, Inc., Chevy Chase Trust Company and the Mary and Daniel Loughran Foundation. He is a member of the Board of Trustees of the University System of Maryland Foundation, Inc., and a member of the Board of Trustees of the University of Maryland College Park Foundation. He also is on the Executive Committee of the Washington D.C. Police Foundation. Mr. Clancy has been a director of Washington Gas Light Company and a director of WGL Holdings since December 2000. Mr. Clancy has a B.A. degree in English from the University of Maryland and an M.B.A. degree from Loyola University.

Particular experience, attributes or skills that qualify candidate for board membership:

Mr. Clancy’s considerable senior executive level experience in business and management, including in strategic planning, capital and financial markets, accounting and financial reporting, credit markets and risk assessment make him an important advisor to the board and company.

Mr. Clancy’s financial expertise and extensive experience in assessing and managing investments enable him to serve meaningfully and effectively on our board. His skills are a vital asset to our board of directors at a time when accurate and transparent accounting, and sound financial footing and exemplary governance practices are essential.

James W. Dyke, Jr., age 64, is a partner in the Virginia law firm of McGuire Woods LLP, where he specializes in corporate, education, voting rights, government relations and municipal law. He has been a partner with the firm since 1993. In addition to his legal career, Mr. Dyke has extensive professional experience in government and public relations. Among other appointments, he served as Secretary of Education for the Commonwealth of Virginia from 1990 to 1993 and as Domestic Policy Advisor to former Vice President Walter Mondale. Mr. Dyke has assumed leadership positions in several business and community organizations, including serving as former Chairman of the Fairfax County, Virginia, Chamber of Commerce, the Northern Virginia Business Roundtable and the Emerging Business Forum. During 2010, Mr. Dyke was also Chair of the Greater Washington Board of Trade. Mr. Dyke has been a director of Washington Gas Light Company and of WGL Holdings since September 2003. Mr. Dyke has B.A. and J.D. degrees from Howard University. In addition, he holds honorary degrees from St. Paul’s College, Virginia State University, the University of Richmond, Randolph-Macon College and the Northern Virginia Community College.

Particular experience, attributes or skills that qualify candidate for board membership:

With over thirty-five years of legal experience and deep-rooted affiliations with a diverse array of business and philanthropic organizations in the Washington, D.C. metropolitan area, Mr. Dyke brings immense insight to the board of directors. Mr. Dyke’s legal expertise contributes to his skills in the areas of risk management, compliance, internal controls, government oversight, legislative and administrative issue, and general corporate transactions. In addition, through his extensive involvement in civic, community and charitable activities, Mr. Dyke has gained additional strategic planning and corporate governance insights.

Mr. Dyke also lives and works in the company’s operating territory and has held leadership positions with several local non-profit organizations and, therefore, has significant community ties within the region.

Melvyn J. Estrin, age 68, is Chairman of the Board and Chief Executive Officer of Human Service Group, Inc. trading as Estrin International (1983-present) and is Chief Executive Officer of University Research Co., LLC. Mr. Estrin is a Director of ChemLink, LLC and Armed Forces Lodging LLC. Mr. Estrin has served as Chairman and Chief Executive Officer of two Fortune 500 companies and has been a principal in numerous business enterprises. Mr. Estrin was a principal shareholder, director and member of the Executive Committee of MNC Financial Corp. Mr. Estrin is a Trustee Emeritus of the John F. Kennedy Center for the Performing Arts. Mr. Estrin was a Commissioner of the National Capital Planning Commission (Jan. 1997-Dec. 2000). He also served as a Trustee of the University of Pennsylvania (Oct. 1986-1991). Mr. Estrin has been a director of Washington Gas Light Company since 1991, a director of WGL Holdings since November 2000 and serves as Chairman of the Human Resources Committee. Mr. Estrin has a B.A. degree in Economics from the University of Pennsylvania (Wharton) and an M.B.A. degree from American University.

Particular experience, attributes or skills that qualify candidate for board membership:

With more than thirty-five years of experience as a chief executive officer of various companies, Mr. Estrin brings key senior management and operational experience to our board of directors. He also brings a deep understanding of operations and strategy with an added layer of risk management experience that is an important aspect of the make up of our board of directors.

In addition, his experience as a senior executive of two Fortune 500 and New York Stock Exchange listed companies demonstrates his leadership capability and extensive knowledge of complex financial and operational issues that public companies face.

James F. Lafond, age 68, is the retired Area Managing partner for the greater Washington, D.C. area for PricewaterhouseCoopers LLP. He is a retired certified public accountant with extensive experience serving in leadership positions with PricewaterhouseCoopers and with its predecessor, Coopers & Lybrand LLP. He has been active in several civic and non-profit organizations, including chairmanship of the INOVA Health System Foundation and the Washington Performing Arts Society. Among other recognitions, he has received the Lifetime Achievement Award from the Leukemia and Lymphoma Society. He is currently a director of VSE Corporation as well as several not-for-profit entities. Mr. Lafond has been a director of Washington Gas Light Company and of WGL Holdings since September 2003. Mr. Lafond has a B.S. degree in Accounting and an M.B.A. degree from American International College. Mr. Lafond also has completed an Executive Development program at Dartmouth College.

Particular experience, attributes or skills that qualify candidate for board membership:

Mr. Lafond brings many years of audit experience and financial accounting knowledge that is critical to our board of directors. Mr. Lafond’s experience with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large public companies from an independent auditor’s perspective makes him an invaluable asset to our board of directors.

Mr. Lafond has expertise in risk management processes through his experience as Area Managing Partner for PricewaterhouseCoopers LLP and as an engagement partner for entities in various industries.

Additionally, his experience as a board member and chair of the audit and nominating and corporate governance committees of another public company allows him to provide particular governance insight to the board.

Debra L. Lee, age 56, is Chairman and Chief Executive Officer of BET Networks, a global multi-media company that owns and operates Black Entertainment Television and several other ventures. BET Networks is a division of Viacom, Inc. Ms. Lee previously was Executive Vice President and General Counsel of BET Holdings (1992-1995), President and Chief Operating Officer (1995-May 2005), President and Chief Executive Officer (June 2005-January 2006), and was elected to her present position in January 2006. Ms. Lee serves on the boards of the Alvin Ailey American Dance Theater, the Grammy Foundation, the Center for Communication, the Paley Center and Brown University. Ms. Lee is also on the Board of Directors of Eastman Kodak Company, Marriott International, Inc. and Revlon, Inc. Ms. Lee has been a director of Washington Gas Light Company since July 2000 and a director of WGL Holdings since November 2000. Ms. Lee has a B.A. degree in Political Science from Brown University, a J.D. degree from the Harvard University School of Law and an M.P.P. from the Harvard University John F. Kennedy School of Government.

Particular experience, attributes or skills that qualify candidate for board membership:

Ms. Lee’s experience as a chief executive officer of a major media and entertainment company demonstrates her leadership capability and general business acumen. Ms. Lee provides our board with extensive experience in operations, strategic planning, corporate finance and consumer marketing.

Ms. Lee’s experience on the board of directors of a variety of publicly held companies also demonstrates her knowledge of complex financial and operational issues that public companies face.

Additionally, Ms. Lee’s legal expertise contributes to her skills in the areas of risk management, compliance and internal controls. Also, through her involvement in civic, community and charitable activities, Ms. Lee has gained additional strategic planning and corporate governance insights.

Terry D. McCallister, age 55, is Chairman and Chief Executive Officer of WGL Holdings and of Washington Gas Light Company, positions he has held since October 1, 2009. Mr. McCallister previously served as President and Chief Operating Officer of WGL Holdings and Washington Gas Light Company (2001-2009); Mr. McCallister joined Washington Gas Light Company in April 2000 as Vice President of Operations. He was previously with Southern Natural Gas, where he served as Vice President and Director of Operations and with Atlantic Richfield Company, where he held various leadership positions. Mr. McCallister serves on the Board of Directors of the American Gas Association, is Chairman of the Board of Directors of the Southern Gas Association and is Vice Chairman of the Board of Directors of the Gas Technology Institute. He also serves on the boards of several business and community organizations, including, among others, the Greater Washington Board of Trade, the Federal City Council, the Boys and Girls Clubs of Greater Washington, the National Symphony Orchestra and the INOVA Health System Foundation. Mr. McCallister has a B.S. degree in Engineering Management from the University of Missouri-Rolla and is a graduate of the University of Virginia’s Darden School of Business Executive Program.

Particular experience, attributes or skills that qualify candidate for board membership:

With over thirty years of energy industry experience at several levels of management, Mr. McCallister is well positioned to lead our management team and provide essential insight and guidance to the board of directors on the day-to-day operations of the company. Mr. McCallister’s extensive energy experience and comprehensive understanding of many aspects of the natural gas industry provides our board of directors with crucial insight.

Mr. McCallister serves a key leadership role on the company’s board and provides the board with in-depth knowledge of each area of our business, the energy industry generally, and the company’s challenges and opportunities. Mr. McCallister’s leadership role in key industry organizations provides a unique opportunity to help shape the environment in which the company can be successful. Mr. McCallister’s service on the boards of local non-profit and charitable organizations provides an important connection between our company and the communities we serve.

In addition, through his extensive involvement in civic, community and charitable activities, Mr. McCallister has gained additional strategic planning and corporate governance insights.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Leadership Structure of the Board

Combined Chairman of the Board and Chief Executive Officer Position

Mr. McCallister serves as the Chairman of the Board of Directors and Chief Executive Officer. The Board of Directors evaluated its leadership structure in 2010 and determined that the use of the Lead Director, as described below, along with the combined Chairman and Chief Executive Officer positions, is an effective leadership structure. Mr. McCallister has over 30 years of experience in a variety of positions of increasing responsibility and leadership in many facets of the utility and energy industry. As the individual primarily responsibility for the day-to-day management of business operations, he is best positioned to chair regular board meetings as the directors discuss key business and strategic issues. Coupled with an independent Lead Director, this leadership structure allows the board to exercise independent oversight and enables the board to have direct access to information related to the day-to-day management of business operations.

The leadership responsibilities of the board are shared among the chairs of the board’s four standing committees, the Lead Director and the Chairman of the Board. This structure has been developed over the past decade based on the recommendations of our Governance Committee and on the decisions of our full board — which is comprised of six independent directors and a single management director. Mr. McCallister is the only management director. All members of the four standing committees of the board are independent. Mr. McCallister is invited to attend committee meetings, but he does not have a vote on any committee matter.

Lead Director

Our corporate governance guidelines and bylaws establish a Lead Director of the board and designate the Chair of the Governance Committee to serve in that position. Among other powers and responsibilities, the Lead Director will:

•	preside at all meetings of the board at which the Chairman is not present, including independent executive sessions of the independent directors;

•	approve information sent to the board;

•	approve meeting agendas for the board;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	have the authority to convene meetings of the independent directors;

•	be available to communicate or meet with any shareholder controlling at least five percent of the outstanding voting stock of the company; and

•	function as a liaison between the Chairman of the Board and independent directors, as necessary.

The board and board committees regularly meet in executive sessions without the presence of any management representatives. The Lead Director presides in those executive sessions. If the executive session includes or is devoted to a report of a board committee, the chair of that committee presides in that portion of the executive session.

Our board leadership structure facilitates proper risk oversight for the company for a number of reasons, the most significant of which are the following:

•	A combined Chairman and Chief Executive Officer role allows for more productive meetings. The Chief Executive Officer is the individual selected by the board of directors to manage the company on a day to day basis, and his direct involvement in our operations makes him best positioned to lead productive board strategic planning sessions and determine the time allocated to each agenda item in discussions of our short and long-term objectives.

•	Our board structure provides strong oversight by independent directors. The Lead Director’s responsibilities include leading executive sessions of the board of directors during which our independent directors meet without management. These executive sessions allow the board of directors to review key decisions and discuss matters in a manner that is independent of the Chief Executive Officer, and where necessary, critical of the Chief Executive Officer and senior management.

The Lead Director also informs the Chairman of the Board and Chief Executive Officer, subject to the discretion of the independent directors, about the substance of the discussions that took place during each executive session meeting of the independent directors.

The board is aware of the potential conflicts that may arise when an insider chairs the board, but believes these are offset by existing safeguards which include: the designation of a Lead Director, regular meetings of the independent directors in executive session without the presence of insiders, the fact that management compensation is determined by a committee of independent directors who make extensive use of peer benchmarking, and the fact that much of our operations are highly regulated.

Board Oversight of Risk

The board recognizes that WGL Holdings and its subsidiaries are exposed to certain financial, operational and strategic risks that can affect our earnings and ability to provide value to our shareholders and service to our customers. The board of directors has delegated certain risk oversight responsibilities to its Audit Committee. In accordance with NYSE requirements and as set forth in its charter, the Audit Committee periodically reviews and discusses our risk management and risk assessment policies with senior management. The Audit Committee incorporates its risk assessment function into its regular reports to the board. The Audit Committee is directly responsible for overseeing our risk assessment and risk management policies.

At the direction of the Audit Committee and in consultation with the full board and executive management, the company created a Risk Management Committee. The Risk Management Committee is comprised of senior members of management, and is chaired by the Treasurer of the company. The Risk Management Committee is responsible for ensuring that the company is managing its principal enterprise wide risks. The Risk Management Committee does this by using an enterprise risk management (ERM) process which is based on the company’s risk management policy. The ERM process involves the application of a well-defined, enterprise-wide methodology that enables our executives to identify, categorize, prioritize, and mitigate the principal risks to the company, such as business continuity, compliance, credit, environmental, information technology, strategic, financial, operational and reputational risks. In addition to known risks, ERM focuses on emerging risks as well as risks that are rare and difficult to predict, but which, if they were to occur, would have a significant impact on the company. The findings of the ERM process are reported regularly to the Audit Committee by the chair of the Risk Management Committee. The Risk Management Committee periodically conducts a full review and update of its assessment of the risks facing the company and presents the updated assessment to the Audit Committee for its review.

Also, in fulfilling its risk oversight function, the Audit Committee periodically, and as needed, discusses key risks with the Chief Executive Officer, President and Chief Operating Officer, Vice President and Chief Financial Officer, Vice President and General Counsel, internal auditors, and with the company’s independent registered public accounting firm. The board evaluated the risk assessment function as part of its board evaluation process in 2010 and determined that the company’s risk management structure (including its risk management policy and risk management committee), plus regular reports to the board from management and board committees, enable the board to perform its risk oversight responsibilities in an appropriate and effective manner.

Additionally, each board committee oversees risks within its area of responsibility and has principal responsibility for reviewing and discussing with management the risk exposures specified in their charters or identified from time to time by the committees themselves.

Compensation Risk Evaluation

In 2010, the Human Resources Committee’s executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), conducted a risk evaluation of the company’s compensation policies and practices for all employees, including executives, which management reviewed with the Human Resources Committee and Meridian. This evaluation sought to identify any features of the company’s compensation policies and practices that could encourage excessive risk-taking. The evaluation utilized a process that inventoried existing incentive plans and their salient features and examined design and administrative features of these plans to determine risk aggravating or mitigating factors.

In order to focus employees on performance objectives that promote the best interests of the company and its shareholders, short-term and long-term incentive-based compensation is linked to the achievement of measurable financial and business and, in the case of short-term incentives, individual performance goals. The risk evaluation conducted by Meridian found that these arrangements are coupled with compensation design elements and other controls that discourage business decision-making that is focused solely on the compensation consequences and mitigate risks.

Based on the results of the evaluation, we believe that our executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles. The following features of our executive incentive compensation program illustrate this point:

•	Our performance goals and objectives reflect a balanced mix of performance measures to avoid excessive weight on a certain goal or performance measure;

•	Our annual and long-term incentives provide a defined range of payout opportunities (ranging from 0% to 200% of target);

•	Total direct compensation levels are heavily weighted on long-term, equity-based incentive awards with vesting schedules that fully materialize over a number of years;

•	Equity incentive awards are granted annually so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long term; and

•	We have implemented meaningful executive officer stock ownership requirements so that their personal wealth is significantly tied to the long-term success of our company.

Based on the above combination of program features, we believe that (i) our executives are encouraged to manage the company in a prudent manner, and (ii) our incentive programs are not designed in a manner to encourage our senior business leaders to take risks that are inconsistent with the company’s best interests.

Director Independence and Corporate Governance Practices

The board of directors has determined that all of the current directors and each of the nominees for election as director, except Mr. McCallister, are independent within the meaning of New York Stock Exchange (NYSE) rules. In determining independence, the board of directors considered the specific criteria for independence under the NYSE rules and also the facts and circumstances of any other relationships of individual directors with the company.

The board has also adopted a code of conduct. The corporate governance guidelines, bylaws and the code of conduct may be viewed on our web site, www.washgas.com, and copies may be obtained by request to the Secretary of the company. Those requests should be sent to: Corporate Secretary; Washington Gas Light Company; 101 Constitution Ave., N.W.; Washington, D.C. 20080.

The board of directors has a policy under which directors who are not employees of the company not stand for re-election after reaching the age of 75. Also, under this policy, directors who are employees of the company must retire from the board upon their retirement from the company. This policy can be changed at any time by an action of the board of directors.

All board members are invited to attend our annual meeting of shareholders. WGL Holdings owns over 99% of the voting shares of Washington Gas, and few or no preferred shareholders have historically attended the Washington Gas annual meeting. Accordingly, the company does not expect the board members to attend its annual meeting of shareholders. At the annual meeting of shareholders held on March 4, 2010, there were two preferred shareholders in attendance, and the Chairman and Chief Executive Officer was the only director who attended the meeting.

The board of directors of the company held eight meetings during fiscal year 2010. Each current board member attended 75% or more of the meetings of the board, and the committees on which he or she served that were held during the period for which he or she was a director or committee member.

The board of directors has established four standing committees: 1) the Executive Committee; 2) the Audit Committee; 3) the Governance Committee, and 4) the Human Resources Committee. Each of these committees is described in more detail below. The Audit, Governance and Human Resources Committees have each adopted a charter for their respective committees. These charters may be viewed on our web site, www.washgas.com.

Communications with the Board

Shareholders and all other interested parties may send communications regarding financial accounting, internal accounting controls, auditing, code of conduct or other concerns to non-management board members by using the toll-free number established for such purposes, which is 1-800-249-5360.

Executive Committee

The Executive Committee members are:  Terry D. McCallister (Chairman), Michael D. Barnes, Melvyn J. Estrin, and George P. Clancy, Jr. There are three alternate members: James W. Dyke, Jr., James F. Lafond and Debra L. Lee. This committee may exercise all of the authority of the board of directors when the board is not in session. This committee did not meet during fiscal year 2010.

Audit Committee

The Audit Committee members are:  George P. Clancy, Jr. (Chairman), Melvyn J. Estrin and James F. Lafond. Members of the Audit Committee are independent under the rules of the Securities and Exchange Commission (SEC) and the NYSE. The board of directors has determined that Messrs. Clancy, Estrin and Lafond meet the qualifications of an “audit committee financial expert,” as that term is defined by rules of the SEC.1/
As provided in its charter, functions of the Audit Committee include the appointment, compensation and oversight of independent public accountants, reviewing with management and the independent public accountants the financial statements, the accompanying report of the independent accountants and reviewing the system of internal controls and the adequacy of the internal audit program. The Audit Committee also is directly responsible for overseeing the company’s risk assessment and risk management policies. The Audit Committee Report, which appears later in this information statement and the Audit Committee charter, provide a further

1/ In accordance with rules of the SEC, persons determined to be audit committee financial experts will not be deemed an expert for any purpose, including, without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being so designated. The designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the audit committee and the board of directors in the absence of such designation or identification.

description of the responsibilities of this committee. The Audit Committee held six meetings during fiscal year 2010.

Governance Committee

The Governance Committee members are:  Michael D. Barnes (Chairman) and James W. Dyke, Jr. Members of the Governance Committee are independent under the rules of the NYSE. As provided in its charter, functions of the Governance Committee include consideration of criteria for selection of candidates for election to the board of directors and committees of the board and adoption of policies and principles concerning board service and corporate governance. This committee also considers criteria for oversight and evaluation of the board and management and the adoption of a code of conduct. The Governance Committee held three meetings during fiscal year 2010.

Human Resources Committee

The Human Resources Committee (the “HR Committee”) members are:  Melvyn J. Estrin (Chairman), George P. Clancy, Jr. and Debra L. Lee. Members of the HR Committee are independent under the rules of the NYSE. The HR Committee met four times in fiscal year 2010. The HR Committee discharges the board’s responsibilities relating to compensation of our executive officers. As provided in its charter, primary functions of the HR Committee include setting corporate goals and objectives relevant to compensation of the Chief Executive Officer (CEO), evaluating the CEO’s performance and setting the CEO’s compensation based on this evaluation. The HR Committee also recommends compensation levels, sets performance targets and evaluates the performance of our other executive officers and determines any incentive and equity-based compensation to be awarded to those officers. The HR Committee also considers succession planning for the company’s leadership positions.

The HR Committee may, in accordance with its charter, “delegate authority to act upon specific matters within specified parameters to a subcommittee consisting of one or more members, or to management.” Any such delegates are required to report any action to the full HR Committee at its next meeting. Please see the discussion under the Compensation Discussion and Analysis section below for information relating to processes and procedures for the consideration and determination of executive compensation.

Governance.  The HR Committee focuses on good governance practices in its operation. In fiscal year 2010, this included, among other matters:

•	Reviewing tally sheets prepared by its independent consultant regarding the Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated officers (the “Named Executive Officers”). Tally sheets identify the material elements of such executive’s compensation, show the cumulative impact of prior grants of long-term incentive awards, and quantify severance and other payouts to which the executive would be entitled under various employment termination scenarios. The tally sheets reviewed by the HR Committee indicated that cumulative pay was reasonable, and that no changes needed to be made to our pay philosophy.

•	Considering compensation for the Named Executive Officers in the context of all of the components of total compensation, and not allowing the sum of the components to exceed market levels of total compensation opportunity.

•	Receiving meeting materials several days in advance of meetings.

•	Having regular executive sessions of HR Committee members.

•	Having direct access to an outside executive compensation consultant.

Compensation Consultant.  The HR Committee has the sole authority to retain and terminate any compensation consultant engaged to assist the HR Committee in the evaluation of the compensation of our executive officers, including all of the Named Executive Officers. During fiscal year 2010, the HR Committee’s retained consultant began the year as an employee of Hewitt Associates (Hewitt) but on February 1, 2010, became a partner of Meridian Compensation Partners, LLC (Meridian). The consultant attended two of the four HR Committee meetings held during fiscal year 2010.

Meridian is an independent firm that provides only executive and director compensation consulting services. Hewitt provides other services in addition to executive and director compensation consulting services, but during the consultant’s tenure with Hewitt in fiscal year 2010, Hewitt provided no services to the company other than for executive compensation.

The consultant provided data and information to the HR Committee, but did not make recommendations with respect to specific levels of compensation. Services by the consultant’s firm to the HR Committee during fiscal year 2010 included the following:

•	Development of market data in line with the company’s compensation philosophy (please review the discussion under the Compensation Discussion and Analysis (CD&A) section of this information statement for further information regarding the market data developed with the consultant’s assistance in connection with the compensation of our executive officers);

•	Pay and performance comparisons;

•	Tally sheet development;

•	Legislative and regulatory, and market trends update;

•	Assistance with FASB ASC Topic 718 calculations;

•	Review of the CD&A;

•	Preparation of total compensation statements; and

•	Director pay review.

Consultant Independence.  It is important for the HR Committee to receive advice from an independent source. The following information describes the independence of Hewitt, Meridian and the individual consultant that provides advice to the HR Committee.

•	The HR Committee retains the individual consultant and consulting firm, and the consultant reports directly to the HR Committee.

•	While at Hewitt, the consultant was compensated solely for executive compensation consulting services, with no aspect of pay being dependent on whether or to what extent WGL Holdings or Washington Gas used other services of that firm;

•	At Meridian, the consultant is compensated solely for executive and director compensation consulting services because Meridian does not provide other services;

•	During the period of the consultant’s service with Hewitt, Hewitt had no service contracts with senior management of WGL Holdings or its subsidiaries;

•	The individual consultant has no other public company clients at which an executive officer of WGL Holdings or Washington Gas serves as a director; and

•	Neither Hewitt nor Meridian has employees that are executive officers or family members of any executive officer of WGL Holdings or its subsidiaries.

Given the factors described above, the HR Committee has concluded that the individual consultant and consulting firm are independent and that the HR Committee can rely on the consultant’s advice.

Human Resources Committee Interlocks and Insider Participation

As previously described, the Human Resources Committee currently is composed of three independent, non-employee directors. Each such director served as a member of the HR Committee during the entire 2010 fiscal year. No member of the HR Committee has ever been an officer or employee of the company. No member of the board or HR Committee has served, at any time since October 1, 2009, as an executive officer of any entity that at such time had one or more of the company’s executive officers serving as a member of that entity’s board or compensation committee.

DIRECTOR COMPENSATION

Director Annual Retainer and Meeting Fees

Compensation for directors during fiscal year 2010 consisted of an annual retainer, fees for attending meetings, and an annual equity award. Directors were offered the opportunity to receive all of their cash compensation on a deferred basis under the WGL Holdings and Washington Gas Light Company’s Deferred Compensation Plan for Outside Directors described later in this information statement. Mr. McCallister, our Chairman and Chief Executive Officer, does not receive compensation for his service as a director.

The non-employee directors receive shares of WGL Holdings common stock annually in accordance with the Directors’ Stock Compensation Plan in addition to a retainer paid in cash. Directors receive an amount of WGL Holdings common stock equal to $75,000 in value. Non-employee directors of WGL Holdings also serve as directors of Washington Gas. The directors serve on the same committees of each board. Non-employee directors receive only one cash retainer which is payable by Washington Gas. Usually, the board meetings of WGL Holdings and Washington Gas are held consecutively. The fiscal year 2010 compensation arrangements of non-employee directors were coordinated as described below:

	Washington Gas
	Light Company	WGL Holdings, Inc.
Description of fees paid to non-employee Directors*	Dollar Amount	Dollar Amount

On days when both boards meet	$1,000	$500
On days when both committees meet	$1,000	$500
On days when only one board meets	$1,200	$1,200
On days when only one committee meets	$1,200	$1,200
Each day a Director attends a Director Education Program	$1,000	$500
Annual Meeting attendance fee	$1,000	$500
Annual cash retainer (paid on quarterly basis)	$50,000	0
Annual retainer to chair of Human Resources Committee	$7,500	0
Annual retainer to chair of Audit Committee	$10,000	0
Lead Director annual retainer**	$12,500	0
Annual retainer to chair of Governance Comm. (see “Lead Director annual retainer”)	$—	—

*	Allocation based on approximate time required for board responsibilities for each company (1/3 WGL Holdings; 2/3 Washington Gas). On September 29, 2010, the Board of Directors voted to increase the annual retainer of the Chairs of the Audit and Human Resources Committees as well as the retainer paid to the Lead Director. Accordingly, effective October 1, 2010, the annual cash retainers for Chairs of the Audit and Human Resources Committees were raised to $12,500 and $10,000, respectively, and the retainer for the Lead Director was raised to $15,000.

**	In accordance with our Corporate Governance Guidelines, the Chair of the Governance Committee simultaneously serves as Lead Director.

The following table presents information regarding the compensation paid during fiscal year 2010 to the non-employee directors of the company.

Compensation Paid to Directors in FY2010

					Change in
					Pension
					Value and
				Non-	Non-
				Equity	qualified
				Incentive	Deferred
	Fees Earned			Plan	Compensation	All Other
	or Paid in	Stock Awards(1)	Option	Compen-	Earnings(2)	Compen	Total
Name	Cash ($)	($)	Awards ($)	sation ($)	($)	sation ($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Michael D. Barnes	$94,000	$60,876	0	0	0	0	$154,876
George P. Clancy	$78,500	$60,876	0	0	$27,033	0	$166,409
James W. Dyke, Jr.(3)	$62,750	$60,876	0	0	0	0	$123,626
Melvyn J. Estrin	$87,500	$60,876	0	0	$76,598	0	$224,974
James F. Lafond	$74,000	$60,876	0	0	$38,754	0	$173,630
Debra L. Lee	$75,500	$60,876	0	0	0	0	$136,376
Karen Hastie Williams(4)	$82,500	$60,876	0	0	0	0	$143,376

(1)	On January 4, 2010, each of the non-employee directors received an award of 1,800 shares of WGL Holdings common stock in accordance with the terms of the WGL Holdings, Inc. Directors’ Stock Compensation Plan. The amounts reported for stock awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 was $33.82 per share.

(2)	Amounts in this column only reflect earnings on non-qualified deferred compensation. None of the directors have any retirement benefits except for Mr. Barnes, Mr. Estrin and Mrs. Williams. As described below under, “DIRECTOR COMPENSATION — Director Retirement Plan”, the retirement benefits for these directors are frozen and, therefore, there is no change in pension value.

(3)	Mr. Dyke is a partner of the law firm, McGuire Woods LLP. Under the arrangement Mr. Dyke has with his law firm, McGuire Woods is entitled to receive: 1) half of the compensation Mr. Dyke is paid for board meeting fees and 2) half of the fees paid to Mr. Dyke for any director education seminar he attends. Accordingly, during fiscal year 2010, we paid McGuire Woods $12,750 in board meeting and seminar fees in connection with Mr. Dyke’s service on our board of directors. McGuire Woods did not provide the company legal services and received no other fees from the company during fiscal year 2010.

(4)	Mrs. Karen Hastie Williams retired from our board of directors on December 1, 2010. Though she is not currently a director, pursuant to SEC rules, compensation paid to her during fiscal year 2010 is detailed in the table above.

Non-Employee Director Compensation

All non-employee directors are compensated in accordance with the terms of our director compensation program. Usually, the board reviews the level of compensation it receives for its service every two years. In connection with this review, Meridian Compensation Partners, LLC (“Meridian”), the board’s executive compensation consulting firm, conducts a director pay review survey to identify board compensation practices of a peer group of companies. The most recent study was conducted during fiscal year 2010. The board takes this survey information into consideration when determining the meeting fees, retainers and other forms of compensation it will be paid. The board may take action at any time to amend the amount or type of compensation it receives. Directors employed by the company do not receive compensation for their role as a director. The executive officers of the company do not have a role in determining or recommending the amount or form of compensation received by directors. Other than conducting the director pay review previously mentioned, Meridian has no role in determining the compensation of the board of directors.

Director Deferred Compensation Plan

Non-employee directors of the company are eligible to defer up to 100% of their cash board compensation under the WGL Holdings and Washington Gas Light Company Deferred Compensation Plan for Outside Directors, as amended and restated (the “Director Deferred Compensation Plan”). This includes the deferral of the payment of annual board and committee cash retainers, board meeting fees, committee meeting fees, fees for attendance at annual and special shareholder meetings and fees paid by us for attending director education programs. Deferrals are set at percentage increments of 10%. Interest is earned on deferred amounts, compounded quarterly, at a rate equal to the weekly average yield to maturity for 10-year U.S. Government fixed interest rate securities issued at the time of the deferral, with a minimum rate of 8% per year. Non-employee directors may elect to defer distribution of their compensation for a minimum period of one year following the end of the year in which compensation is deferred or until the director’s retirement from the board. Compensation deferred under the Director Deferred Compensation Plan may be distributed earlier than the time period specified by a director in the event of the director’s retirement, disability, death or upon the occurrence of a severe financial hardship. Non-employee directors may elect to receive payment of deferred amounts in a lump sum or in equal annual installments up to a ten-year period. Non-employee directors must elect the time and method of distribution at the same time they submit a deferral application. Payments commence within 30 days of the event which triggers payout.

The amount of early withdrawals or accelerated payments made in connection with a severe financial hardship are limited in accordance with applicable tax laws. The administrator of the Director Deferred Compensation Plan has the sole discretion to determine whether such an early withdrawal or accelerated payment in the event of a severe financial hardship will be permitted.

Directors’ Stock Compensation Plan

Pursuant to the terms of the WGL Holdings, Inc. Directors’ Stock Compensation Plan, as amended and restated (“Directors’ Stock Plan), shares of WGL Holdings common stock are awarded to each non-employee director annually. The amount of WGL Holdings common stock awarded is equal to $75,000 in value. The Directors’ Stock Plan is administered by the Human Resources Committee of the board. Employee directors are not eligible to participate in this plan. The shares of common stock awarded under the plan are immediately vested and non-forfeitable. The Directors’ Stock Plan is unfunded and will expire on March 4, 2020, if not previously terminated by the board or by the shareholders.

Director Retirement Plan

A retirement plan for non-employee directors of Washington Gas adopted in 1995 was terminated by the Board of Washington Gas effective January 1, 1998, subject to vesting of benefits earned by the directors as of that date. Of the current directors, only Messrs. Barnes and Estrin have vested benefits under this plan. The benefits are frozen and will be paid out in a fixed amount per year to each of them for a ten-year period commencing after their retirement from the board. Under the plan, Messrs. Barnes and Estrin will receive $10,200 per year during the ten-year payout period. Mrs. Karen Hastie Williams retired from the board of directors on December 1, 2010 and will receive $8,500 from the company per year over a period of ten years beginning in 2011.

Donations to Civic Organizations and Charities

Washington Gas has a long-standing tradition of supporting charitable and civic organizations within the Washington, DC metropolitan area by contributing financial donations and employee volunteer resources. None of the donations in fiscal year 2010 were made in the name of a director of WGL Holdings or Washington Gas.

Board of Directors Stock Ownership Guidelines

The board of directors has stock ownership guidelines pursuant to which each board member should own shares of WGL Holdings having a value of at least five times the amount of his or her annual cash retainer. New directors have five years from the date of their election to the board of directors to acquire this level of ownership. Based on the closing price of the common stock of WGL Holdings on January 13, 2011, each of the current directors was in compliance with these ownership guidelines as of that date.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth the information as of January 13, 2011, regarding outstanding common stock of WGL Holdings beneficially owned by each director, each nominee for election as a director, the executive officers named in the Summary Compensation Table in this information statement, and all directors, nominees and executive officers as a group. Each of the individuals listed, as well as all directors and executive officers as a group, beneficially owned less than 1% of the outstanding common stock of WGL Holdings.

		Shares Which
		May Be Acquired
	Amount and Nature	Within 60 Days
	of Beneficial	By Exercise of
Name of Beneficial Owner	Ownership(1)	Stock Option

Vincent L. Ammann, Jr.	21,194	0
Michael D. Barnes	13,318	0
Beverly J. Burke	31,484	0
Gautam Chandra	12,740	4,114
Adrian P. Chapman	33,494	0
George P. Clancy, Jr.	15,997	0
James W. Dyke, Jr.	12,714	0
Melvyn J. Estrin	23,117	0
James F. Lafond	10,777	0
Debra L. Lee	6,972	0
Terry D. McCallister	62,302	97,543
All directors, nominees and executive officers as a group:	291,531	101,657

(1)	All shares are directly owned by persons shown in this table, except 11,199 shares held indirectly by executive officers in the Washington Gas Light Company Savings Plan for Management Employees. WGL Holdings owns 100% of the company’s common stock. No executive officer, director or nominee owns any shares of the preferred stock of the company and no person is know to the company to be the beneficial owner of more than five percent of its preferred stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 as amended, requires our executive officers and directors to file reports of securities ownership and changes in such ownership with the SEC. Based on our records and information, in fiscal year 2010, all of our directors and executive officers met the applicable reporting requirements under Section 16(a).

Policies and Procedures for Review, Approval or Ratification of Related-Person Transactions

Our policies and procedures for the review, approval or ratification of related person transactions are set forth in our Related Person Transactions Policy. In summary, a related person transaction is a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person (i.e., any director or executive officer or nominee for director, or any member of the immediate family of such person) has or will have a direct or indirect material interest.

The Governance Committee of the board of directors is responsible for reviewing and approving all material transactions with any related person. This obligation is set forth in writing in the

Governance Committee charter. A copy of the Governance Committee charter is available at www.washgas.com.

To identify related party transactions, each year we submit and require our directors and officers to complete director and officer questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We also distribute questionnaires to directors, executive officers and others within the company to identify related party transactions for purposes of meeting accounting and disclosure requirements under the Statement of Financial Accounting Standard No. 57 (SFAS 57). We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the company’s interests. Our code of conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to notify their supervisor or the Corporate Compliance Officer.

We expect our directors, officers and employees to act and make decisions that are in the company’s best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to the company in an objective and fair manner. In addition, we are prohibited from extending personal loans to, or guaranteeing the personal obligations of, any director or officer.

No Material Related Person Transactions During Fiscal Year 2010

There were no material related person transactions during fiscal year 2010 and no transactions were considered or reviewed for approval in connection with our related person transactions policy.

HUMAN RESOURCES COMMITTEE REPORT*

The following Compensation Discussion and Analysis section has been prepared by the management of the company. The company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Human Resources Committee.

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this information statement. Based upon this review and its discussions, the Human Resources Committee recommended to the Board of Directors that the following Compensation Discussion and Analysis section be included in this information statement.

HUMAN RESOURCES COMMITTEE
Melvyn J. Estrin (Chairman)
George P. Clancy, Jr.
Debra L. Lee

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) contains a discussion of the material elements of compensation awarded to, earned by, or paid to the principal executive officer, the principal financial officer, and the other three most highly compensated executive officers of WGL Holdings and Washington Gas. These individuals are listed in the Summary Compensation Table provided later in this information statement and are referred to in this CD&A as the “Named Executive Officers.” References to the “HR Committee” are to the Human Resources Committee of the Board of Directors. None of the Named Executive Officers are members of the HR Committee.

FY 2010 in Review

WGL Holdings and its subsidiaries, including Washington Gas, performed well in FY2010 against internal measures of success reflected in our short-term incentive plan and in stock performance for shareholders which is reflected in our long-term incentive programs. As a result:

•	Short-term incentive payouts for the Named Executive Officers averaged 125% of target that recognized a year in which we met or exceeded nine of twelve goals set at the beginning of the year, and the contributions of individuals to those results. These achievements resulted in successful outcomes for our customers, our employees and our investors.

•	Long-term incentives granted on October 1, 2007 paid out at 181% of target. This payout percentage is a direct function of our top quartile three-year performance against utility peers, because the plan is structured to pay based on our stock performance ranking against peer utilities.

Note that base salary increases and other pay elements are a function of factors other than performance. A discussion of these pay elements and further detail regarding our incentives payouts are provided below.

Objectives of Executive Compensation Program

The HR Committee’s philosophy is that total compensation for each of our executive officers should be competitive with executives with similar experience and responsibility. This compensation also should reflect the individual performance of each officer as well as corporate performance.

*  Notwithstanding anything to the contrary set forth in any of the company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this information statement, in whole or in part, the following Human Resources Committee Report shall not be deemed to be incorporated by reference into any such filings.

The executive compensation program of WGL Holdings and Washington Gas is intended to achieve three fundamental objectives:

•	attract and retain qualified executives;

•	focus executives’ attention on specific strategic and operating objectives of WGL Holdings; and

•	align executives’ interests with the long-term interests the shareholders of our parent WGL Holdings and the customers of Washington Gas.

We provide the Named Executive Officers competitive total compensation opportunities based on the size-adjusted 50th percentile of the range of compensation paid by similar utility industry companies for similar positions, with actual pay that reflects WGL Holdings’ short and long-term performance and the individual’s performance. The program aligns the short-term and long-term interests of management with those of our shareholders to maximize shareholder value.

The program’s performance goals and factors also align management’s interests with utility company customers by rewarding the provision of a safe and reliable gas supply to customers at a reasonable cost. Several of these performance goals and factors are discussed below. The programs in place for fiscal year 2010 support our pay-for-performance philosophy.

Elements of Executive Compensation Program

In 2010*, our compensation program for our executive officers, including the Named Executive Officers, consisted of several compensation elements, each of which is discussed in more detail below. Each element of the executive compensation program is appropriately structured to help achieve one or more of the compensation objectives described above. Decisions with respect to one element of pay tend not to impact other elements of pay, but are made in the context of total compensation. The following are the material elements of our executive compensation program:

•	base salary;

•	short-term incentives;

•	long-term incentives;

•	retirement benefits;

•	change in control protection, and

•	perquisites.

Mix of Pay

A significant percentage of total compensation is allocated to incentives, both short-term and long-term. Short-term incentives focus on internal performance measures and goals that we set each year, and are paid in cash. Long-term incentives focus on our stock performance against peers and are both denominated in and paid in a combination of stock and cash.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation. Rather, the HR Committee uses market data and its business judgment to determine the appropriate level and mix of incentive compensation. The allocation between current and long-term compensation is based primarily on competitive market practices relative to base salaries, annual short term incentive awards and long-term incentive award values.

*  Unless stated otherwise, references to the year “2010” in this CD&A mean our fiscal year 2010 which began on October 1, 2009 and ended on September 30, 2010.

Market Data and Peer Groups

During 2009, as background to compensation decisions for 2010, the HR Committee’s independent executive compensation consultant collected and analyzed comprehensive market data on base salary, short and long-term incentives, and the sum of those components. The consultant separately analyzed the market competitiveness of our executive benefits program and the prevalence of perquisites. To develop market information for our executive officers, including the Named Executive Officers, the consultant developed compensation opportunities for comparable positions at comparable companies of comparable revenue size, using various statistical techniques to adjust the market data to be appropriate for our particular revenues size. The elements of pay were benchmarked both individually and in total to the same peer companies.

The total compensation peer group of companies used as background to 2010 pay decisions is shown below. The list is subject to change each year depending on the availability of the companies’ data through the Hewitt Associates Total Compensation Measurement database (used by the consultant for fiscal year 2010), and the continued appropriateness of the companies. All companies included are utility companies, consistent with our philosophy of paying at the size-adjusted 50th percentile of the utilities market. While we periodically review market data of general industry companies, to date it has not impacted our actual pay levels or practices.

Fiscal 2010 Total Compensation Peer Group

AGL Resources	DTE Energy Company	Piedmont Natural Gas
Allegheny Energy	Laclede Group	Pioneer Natural Resources Co.
Ameren Corporation	New Jersey Resources	Portland General Electric Co.
Atmos Energy	Nicor Inc.	PPL Corporation
Black Hills Corporation	NiSource Inc.	SCANA Corporation
CH Energy	Northwest Natural Gas	Sempra
Cleco Corporation	Northeast Utilities	South Jersey Industries
CMS Energy Corporation	NStar	Southwest Gas
Consolidated Edison	Pepco Holdings, Inc.	UIL Holdings
Vectren Corporation

Base Salary and Pay Changes for FY2010

Base salary levels of executive officers (which includes the Chairman and Chief Executive Officer), in 2010 and for the last several years, were set at a level approximately equal to the size-adjusted 50th percentile of the utility market for officers of similar experience and responsibility. The HR Committee utilized comprehensive executive compensation data provided by its consultant in determining these market levels and in establishing a competitive level of compensation for all of our officers.

This approach was taken to place base salaries at overall market rates, and to leave the opportunity for each officer to achieve or exceed total target compensation through incentive pay. This continuing practice is designed to encourage higher levels of performance by the officers. It also is seen as a way to align the interests of the officers of WGL Holdings and Washington Gas more closely with the interests of shareholders.

The compensation data demonstrated a higher level of market base pay for the Chairman and Chief Executive Officer position as compared to other executive officers. Therefore, the HR Committee granted Mr. McCallister higher levels of short and long-term compensation than other officers. Short-term and long-term incentive opportunities for the Chairman and Chief Executive Officer and for the other executive officers were established based on considerations of market data and internal pay equity.

Mr. McCallister, our Chairman and Chief Executive Officer, made specific recommendations for 2010 salary adjustments for all officers except himself, considering the data provided by the HR Committee’s consultant on industry compensation levels, the scope of each Named Executive Officer’s role, and the Named Executive Officer’s sustained individual performance, results, and time in position.

These recommendations were presented to the HR Committee for discussion and recommendation to the board of directors at the September 18, 2009 HR Committee meeting and were effective October 1, 2009. The HR Committee met with its consultant in executive session at that meeting to consider Mr. McCallister’s base salary and target incentives for fiscal year 2010, which it has sole authority to approve. Based on the market data for Mr. McCallister’s new role as Chairman and Chief Executive Officer, and using an approach of closing significant gaps to market over a two-year period, the HR Committee increased Mr. McCallister’s 2010 base salary 27.8%, his short-term incentive opportunity by 10% of base salary, and his long-term incentive opportunity by 30% of base salary. In September 2010, the HR Committee made the second increase needed to bring Mr. McCallister’s pay near market levels, effective for fiscal year 2011, by increasing: base salary by 21.8%, short-term incentive opportunity by 5% of base salary, and long-term incentive opportunity by 5% of base salary.

The other named executive officers also received increases in base salary and, in some cases, to incentive opportunities. For similar reasons as Mr. McCallister, the increase for Mr. Chapman was substantial for both 2010 and 2011 (19.1% and 16.0%) in order to close a significant gap between his base salary and the market for his position due to his promotion to President and Chief Operating Officer, with increases also made to 2010 and 2011 short-term incentive opportunity (15% and 5% of base salary) and long-term incentive opportunity (10% and 5% of base salary) for the same reason.

The base salary that was paid to each Named Executive Officer in 2010 is the amount reported for such officer in column (c) of the Summary Compensation Table that appears later in this information statement. Short-term incentive target opportunities are reflected in column (d) of the Grants of Plan-Based Awards Table that appears later in this information statement.

Omnibus Incentive Compensation Plan

The WGL Holdings, Inc. Omnibus Incentive Compensation Plan (“Omnibus Plan”) provides the opportunity for short-term and long-term incentive compensation of our executive officers, including the Named Executive Officers. Short-term incentive compensation is “at risk,” in that payment of any of this compensation depends upon performance of the individual officer and our company performance. Long-term incentive compensation is also “at risk” in that it relates directly to the performance of WGL Holdings common stock against that of other utilities.

Short-Term Incentive Compensation

Purpose of Short-Term Incentives

The short-term incentive program is designed to encourage and to recognize high levels of performance by officers of WGL Holdings and its subsidiaries.

Short-Term Incentive Awards

The 2010 short-term incentive program set target percentages of base salary that may be earned for the achievement of corporate and individual performance goals. Payouts may be higher or lower than target depending on 2010 corporate and individual performance. Payouts may range from 0% to 172.5% of target per the scale below.

Item	Corporate	Individual	Total

Weighting	75%	25%	100%
Corporate or Individual Factor, as applicable	maximum 1.5	maximum 1.5	—
Individual Factor applied again to the Corporate Portion	maximum 1.2	—	—

Maximum payout as % of target	135%	37.5%	172.5%

The amounts listed in columns (c), (d) and (e) of the “Grants of Plan-Based Awards” table in this information statement show the potential range of short-term cash awards for 2010 for each Named Executive Officer.

At its September 18, 2009 meeting, the HR Committee set 2010 target short-term incentive award opportunities for each Named Executive Officer at or near the size-adjusted 50th percentile of the market data provided by the HR Committee’s consultant. It also approved 2010 performance factors and goals that governed payout under the plan.

The performance factors recognize that shareholders in a regulated utility achieve their investing goals when customers are well served through efficient operations. The 2010 performance goals, targets and results are set forth below.

For the company:

•	A return on equity threshold (non-GAAP) of 9.25%, which, if not met, would lead to a zero payout of the Corporate Portion of the plan.

•	Corporate performance measures in four categories as shown below (these measures comprise what is referred to as our “corporate scorecard”). Performance against these goals resulted in a Corporate Factor determined by the HR Committee. The determination of the Corporate Factor is discretionary, not formulaic, and the measures below were set at challenging degrees of difficulty that target significant achievement and are not weighted in any particular manner.

Corporate Goals	Fiscal Year 2010 Target	Fiscal Year 2010 Results

1. Safe Delivery
• Employee Work Safety	Less than or equal to 3.89 incidents per 100 employees	3.48 incidents per 100 employees

• Employee Engagement	Complete 95% of identified actions (e.g., community service events, foster more communication between executive officers and other employees)	100%
2. Improve Processes
• BPO* Service Level Achievement	Greater than or equal to 90%	93.9%

• BPO Cost Alignment	Less than or equal to 100%	97.7%

*	Note: “BPO” means the business process outsourcing plan which is an agreement whereby a service provider performs certain functions that have historically been performed internally by the company.

Corporate Goals	Fiscal Year 2010 Target	Fiscal Year 2010 Results

• Construction Unit Cost	Less than or equal to 100% of planned budget	88%

• O & M Per Customer	Less than or equal to $248	$241
3. Win Customers

• New Therm Growth	Greater than or equal to 12.0 million therms	14.6 million therms

• Damage Prevention Success	Less than or equal to 1.75 damages per 1,000 locate requests	1.70 damages per 1000

• Customer Satisfaction	Greater than or equal to 83% satisfied customers	88.7%

• System Reliability	Less than or equal to 75 outages per 100,000 meters	79.4 outages per 100,000 meters
4. Reward Investors

• Utility Return on Equity	Greater than or equal to 10% (non-GAAP)	9.7%

• Non-Utility Earnings	100% of targeted earnings levels	88%

The company’s progress in the areas described above strengthens our ability to grow and to provide a competitive return for investors while maintaining a safe, reliable natural gas distribution system that provides sustainable value for our customers.

For fiscal year 2010, the company’s return on equity threshold and nine other performance criteria were met or exceeded and as a result, on November 17, 2010, Mr. McCallister recommended, and the HR Committee approved, a Corporate Factor of 105% for 2010.

Named Executive Officers had individual goals for FY2010, which encompassed:

•	their contributions to meeting established corporate and departmental goals;

•	managing resources within established departmental budgets;

•	effectiveness in areas of leadership, planning and teamwork; and

•	evaluations by peers and others.

After a comprehensive performance appraisal of each executive officer and a review of their achievement of the personal goals which had been set for them, Mr. McCallister recommended an Individual Factor specific to each Named Executive Officer, except for himself. The HR Committee discussed and approved the Individual Factors recommended by the Chief Executive Officer for the Named Executive Officers.

In executive session, the HR Committee developed an Individual Factor of 1.5 for Mr. McCallister. These Individual Factors reflected the personal effectiveness of the executives in achieving the results of the corporate scorecard which are described above. Mr. McCallister’s Individual Factor in particular reflects an outstanding first year as a new CEO, a smooth transition from the prior CEO, and effective decision-making.

For tax purposes, the HR Committee set a limitation on 2010 short-term incentive payouts for Messrs. McCallister and Chapman of 0.72% and 0.40% of 2010 net income, respectively. The HR Committee then used negative discretion as provided under Section 162(m) of the Internal Revenue Code to arrive at actual, lower 2010 payouts based on our performance for the year.

The amounts of short-term incentive awards relating to the 2010 fiscal year were paid in December, 2010 and are set forth under column (g) entitled Non-Equity Incentive Plan Compensation in the Summary Compensation Table. The amounts of such short-term incentive awards range from 104% to 132% of target.

Forfeiture and Recoupment of Short-Term Incentives

On December 18, 2009, the Board of Directors of the company adopted a Forfeiture and Recoupment Policy in order to recoup short-term incentive awards paid to certain officers of the company, including the Named Executive Officers. Pursuant to the policy, the company’s board of directors, upon recommendation by the HR Committee, may direct that all or a portion of any short-term incentive payout made to certain officers be recovered if such payout is based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

The HR Committee will determine whether such recovery will be effectuated by: (i) seeking repayment from the officer, (ii) reducing the amount that would otherwise be payable to the officer under any compensatory plan, program, or arrangement maintained by the company, (iii) withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the company’s otherwise applicable compensation practices, or (iv) any combination of the foregoing. In each instance in which the potential for recovery of short-term incentives exists, the company will not seek recovery after a period of 24 months following the first public issuance or filing with the Securities and Exchange Commission (which ever first occurs) of a financial report containing a materially inaccurate statement or the achievement of performance metric criteria where the achievement of such criteria is later deemed to have been materially inaccurate.

Long-Term Incentive Compensation

Purpose of Long-Term Incentive Awards

The 2010 long-term incentive program was designed to achieve the following goals:

•	Align executives’ interests with shareholder interests: For example, performance share and performance unit payouts are dependent on WGL Holdings common stock performance compared to companies in our peer group. Performance share awards also rise and fall in value with the price of our stock during the performance period.

•	Match market practice: the majority of regulated utility companies use plans similar to our performance share and performance unit programs and use similar performance measures.

•	Promote common stock ownership: payout of earned performance share awards is made 100% in common stock.

•	Encourage retention: vesting provisions in the performance share and performance unit programs provide incentive for executives to stay with us and manage the company in the long-term interests of the company, its shareholders and customers.

Stock Options

In fiscal year 2008, we changed the program to eliminate the granting of stock options and instead began granting performance shares and performance units in a 50%-50% ratio. In both cases, the combinations were chosen as the best method to motivate executive officers to generate, and reward them for, shareholder value creation. The performance units are earned on the same basis as the performance shares. The program change was done in order to achieve the same goals listed above, while lowering the dilutive effect of the program and bringing it more in line with competitive practice.

How 2010 Award Sizes Were Determined

The target values of the long-term incentive awards for Named Executive Officers were determined by the HR Committee based on the size-adjusted 50th percentile of the market data provided by its consultant and on internal pay equity. To arrive at the actual award sizes for performance shares and performance units, we divide the executive officer’s target value applicable to performance units (50% of the total) by the value of one performance unit on the date of grant, and the target value applicable to performance shares (50% of the total) by the value of one performance share on the date of grant, both as calculated by the HR Committee consultant.

Performance Share and Performance Unit Awards

Performance share awards are denominated in shares of WGL Holdings common stock and are paid out in shares of WGL Holdings stock. Performance unit awards are denominated in dollars and are paid out in cash. In all other respects, the two awards are the same.

Performance shares and performance units will be paid out at the end of the performance period if certain long-term performance criteria are achieved and the Named Executive Officer remains an employee. If the Named Executive Officer leaves the company before the performance period has ended, he or she will forfeit any payouts for all open performance periods. Upon retirement, death or disability, however, the HR Committee has discretion to prorate awards based on the number of months worked in the performance period.

The measure of performance for performance shares and performance units is Total Shareholder Return relative to a specified peer group. Total Shareholder Return is calculated as follows:

Total Shareholder Return	=	Change in stock price + dividend paid Beginning stock price

Performance/Payout Relationship

The table below shows the performance and payout scale for performance share and performance unit awards.

Payout of
Performance in Total Shareholder	Performance Shares or Units
Return vs. Peers	(% of Target Awarded)

90(th) percentile+	200%
70(th) percentile	150%
50(th) percentile	100%
30(th) percentile	50%
Less than 30(th) percentile	0% (No payout)

Generally, the percentile rank will not fall directly on one of the ranks listed in the left column. When this occurs, performance must be interpolated between the percentiles listed in the columns.

Peer Group Selection

As noted in the performance/payout relationship table above, grants made in 2010 (i.e., on October 1, 2009) measure our 2010-2012 Total Shareholder Return against peer companies. The 2010-2012 performance period runs from October 1, 2009 through September 30, 2012. The 2010-2012 peer companies were approved at the HR Committee’s September 18, 2009 meeting based on the following criteria:

•	classification as an energy related company under the Standard Industrialization Classification codes;

•	public equity ownership and headquarters in the United States;

•	no announced merger plans;

•	annual net revenues greater than $175 million;

•	at least 75% of assets related to U.S. natural gas distribution;

•	no significant exploration and production or electric generation assets;

•	no announced merger plans

•	no significant energy trading operations; and

•	an investment grade credit rating by Standard & Poor’s and Moody’s.

Companies that meet most, but not all of the above criteria are considered and included in the peer group if deemed to be comparable from other market indicators. The companies chosen using that criteria were as follows:

2010 — 2012 Performance Share and Performance Unit Peer Group

AGL Resources	Nicor Inc.	Piedmont Natural Gas
Atmos Energy	Northeast Utilities	South Jersey Industries
CH Energy Group	Northwest Natural Gas	Southwest Gas Corp.
CenterPoint Energy	NSTAR	UIL Holdings Corp.
Consolidated Edison, Inc.	Pepco Holdings, Inc.	Vectren Corporation
Laclede Group Inc.
New Jersey Resources

Payout of 2008-2010 Performance Share and Unit Awards

In September 2007, the HR Committee awarded performance shares and units for the 2008-2010 performance period (the “2008-2010 performance period”). The 2008-2010 performance period ran from October 1, 2007 through September 30, 2010. The awards for the 2008-2010 performance period were made on the same terms as described above.

The 2008-2010 peer group was developed using the same criteria listed above under “Peer Group Selection,” except that companies were excluded based on having unregulated generation assets rather than electric generation assets. The peer group used for the 2008-2010 period is shown below.

2008 — 2010 Performance Share and Unit Peer Group

AGL Resources	Nicor Inc.	Piedmont Natural Gas
Atmos Energy	Northeast Utilities	South Jersey Industries
CH Energy Group	Northwest Natural Gas	Southwest Gas Corp.
Consolidated Edison, Inc.	NSTAR	UIL Holdings Corp.
Laclede Group Inc.	Pepco Holdings, Inc.	Vectren Corporation
New Jersey Resources

The 2008-2010 performance shares and units vested and were paid out on October 1, 2010 at 181% of target. This was the result of our Total Shareholder Return performance at the 82nd percentile of the peer group during the 2008-2010 performance period.

Other Prior Year Awards

Performance share and unit awards also were made for the 2009-2011 performance period which runs from October 1, 2008 through September 30, 2011. The terms of those awards are similar to those described above.

Analysis

Key Analytic Tools

The HR Committee uses specific analytic tools as well as its seasoned business judgment in forming recommendations and decisions on executive compensation matters. To facilitate the HR Committee’s decision-making process for fiscal year 2010, its consultant prepared: an executive compensation market study, compensation tally sheets for each executive, pay and performance comparisons, a dilution study, and data on executive compensation trends. These materials were delivered to the HR Committee members in advance of HR Committee meetings and were the subject of discussion between HR Committee members and the consultant.

In addition, the HR Committee received and considered comprehensive reports from management on corporate and individual executive performance. Corporate performance was specifically discussed with the HR Committee at the time our financial results for fiscal year 2010 were being released to the public. The HR Committee considered our corporate performance as measured by our reported financial results for fiscal year 2010, the corporate scorecard for fiscal year 2010 and in comparison to our financial goals. Details regarding the targets and results for our corporate scorecard are reported elsewhere in this CD&A.

Individual performance is measured each year by the HR Committee and our management. Every other year the HR Committee assesses performance in part by the use of a multi-rater survey of our executives. This multi-rater survey is prepared and administered by a separate consultant to the company and the HR Committee. The HR Committee members also have direct knowledge of the performance of several of the executives through regular and special reports by these executives to the board of directors and board committees. In addition, our Chairman and Chief Executive Officer discusses the performance of our other executives in detail with the HR Committee.

Several specific corporate performance factors and individual performance factors were considered by the HR Committee in establishing the compensation of our Named Executive Officers for fiscal year 2010. Those corporate and leadership performance factors are specifically described elsewhere in this information statement.

Retirement Benefits

We provide retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit and defined-contribution retirement plans. Retirement benefits provide post-employment security to our employees. They are an essential part of a total compensation package that is competitive with those offered by other companies, particularly other gas and electric utilities. Retirement benefit programs applicable to the Named Executive Officers are:

•	employee benefits that are available to our employees, including the Washington Gas Light Company Savings Plan for Management Employees, and the tax-qualified Washington Gas Light Company Employees’ Pension Plan; and

•	the Supplemental Executive Retirement Plan (“SERP”).

The Washington Gas Light Company Savings Plan for Management Employees (“401(k) Plan”) is a tax-qualified retirement plan in which the Named Executive Officers participate on the same terms as our other participating employees.

The Washington Gas Light Company Employees’ Pension Plan (“Pension Plan”) is a qualified, trusteed, non-contributory pension plan covering active employees (including certain executive officers) and vested former employees of Washington Gas. Effective July 1, 2009, the Pension Plan was closed to new management employee entrants. All employees hired after that date will participate in a defined contribution plan (the “DC Plan”). The DC Plan provides a company contribution between 4%-6% of base salary (depending on length of service) to subject employees. The Pension Plan was closed in order to reduce the company’s risk and to provide a greater degree of predictability regarding the company’s long-term financial obligations.

The SERP is a defined benefit plan that allows accrual of a higher benefit than the qualified plan, but vests it more slowly. This plan allows us to: i) attract mid-career executive hires by replacing foregone pension benefits at former employers, and ii) be competitive with pensions provided to executives at peer companies which aids in the retention of our executive officers.

On December 18, 2009, the Washington Gas board of directors adopted a defined contribution form of Supplemental Executive Retirement Plan (the “DC SERP”). The prior defined benefit SERP was closed to new participants on December 31, 2009. Employees hired or promoted after December 31, 2009 will be eligible to participate only in the DC SERP, not the SERP. Current executives had a choice of either remaining in the SERP or joining the new DC SERP. The closing of the SERP to new participants was made for several reasons. By closing the SERP to new participants and creating the DC SERP, the company is able to: (i) reduce its risk, (ii) provide greater predictability of its long-term financial obligations, and (iii) align executive compensation with prevailing market practices. The benefits provided under the DC SERP are at the market median and comprise an element of our total compensation package that is competitive with those offered by other gas and electric utilities. Each of the Named Executive Officers is a participant under the SERP and Pension Plan.

The SERP and DC SERP include a “clawback” provision that requires a participant to forfeit benefit payments under certain circumstances. Under this clawback provision, if a SERP or DC SERP participant willfully performs any act or willfully fails to perform any act that may result in material discredit or substantial detriment to Washington Gas, then upon a majority vote of the board of directors, the participant, his or her surviving spouse and any beneficiary of those persons, will forfeit any benefit payments owing on and after a date fixed by the board of directors. After this fixed date, the company will have no further obligation under the SERP or DC SERP to the participant, his or her spouse or any beneficiary. Also, under the clawback provision, if a participant has received a lump-sum benefit, the participant or the surviving spouse would be required to return a proportionate share of that lump sum payment to Washington Gas.

None of the Named Executive Officers are participants in the DC SERP or DC Plan.

See “Pension benefits — Pension Plan” later in this information statement for a discussion of the other aspects of the Pension Plan.

See “Pension benefits — Supplemental Executive Retirement Plan” later in this informationstatement for a discussion of other aspects of the SERP.

Severance/Change in Control Protections

Our policy regarding severance protection for Named Executive Officers stems from its importance in recruiting and retaining executives in a competitive environment where executives are commonly being recruited from well-compensated positions in other companies or considering attractive opportunities with other companies.

We offer certain benefits to executive officers in the event of a change in control of WGL Holdings or Washington Gas. The occurrence, or potential occurrence, of a change in control transaction would create uncertainty regarding the continued employment of each Named Executive Officer. This uncertainty would result from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. Providing limited protections to the

Named Executive Officers upon a change in control is in our shareholders’ best interests because doing so serves to promote a stable executive team during the transition process and is helpful in hiring executives into the company.

To encourage the Named Executive Officers to remain employed with us during a time when their prospects for continued employment following the transaction would be uncertain, and to permit them to remain focused on shareholders’ and customers’ interests during the change in control, the Named Executive Officers would be provided with severance benefits which include the value of two or three years’ worth of target-level compensation if their employment were actually or constructively terminated without cause in connection with a change in control.

Named Executive Officers should not be entitled to receive cash severance benefits merely because a change in control transaction occurs. Therefore, the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Severance Plan for Certain Executives (the “CIC Plan”) provides for the payment of severance benefits upon a “dual trigger” event. A “dual trigger” event used in this context means that cash payments and vesting/payouts of one-half the outstanding long-term incentive awards happen only upon the occurrence of both a change in control and either: (i) an involuntary termination of employment or (ii) a voluntary termination with good reason.

Given that none of the Named Executive Officers has an employment agreement that provides for fixed positions or duties, or for a fixed base salary or actual or target annual bonus, we have concluded that a constructive termination severance trigger is appropriate to prevent potential acquirers from having an incentive to cause constructive termination of a Named Executive Officer’s employment to avoid paying any severance benefits at all. Without a constructive termination severance trigger, following a change in control, an acquirer could materially demote a Named Executive Officer, materially reduce his or her salary and reduce or eliminate his or her annual bonus opportunity in order to force the Named Executive Officer to terminate his or her own employment and thereby avoid paying severance. Thus, the CIC Plan provides certain benefits for Named Executive Officers in the event of a “qualified termination.”

If a change in control payment exceeds the limit for deductible payments under Section 280G of the Internal Revenue Code by 10% or more, reimbursement will be made for the full amount of any excise taxes (but not income taxes) imposed, and for all taxes due on the amount of that reimbursement. This provision is intended to preserve the level of change-in-control severance protections that we have determined to be appropriate. On November 17, 2010, the Board of Directors eliminated the reimbursement by the company of excise taxes imposed on such severance payments for any executive officers that become covered by the terms of the CIC Plan on or after January 1, 2011.

Levels of change-in-control payments were developed in prior years and were either reaffirmed or adjusted after a thorough reevaluation of such protection by the HR Committee in 2006. That re-evaluation included input from the HR Committee’s consultant and considered both market practice and best practice.

See “Potential Payments Upon Termination Or Change In Control — Change in Control Severance Plan for Certain Executives” later in this information statement for a discussion of the other aspects of the CIC Plan.

Perquisites

We provide limited perquisites to the Named Executive Officers. In general, we will provide Named Executive Officers with a specific perquisite only when the perquisite provides competitive value and promotes retention of executives, or when the perquisite provides shareholder value.

We have a program of income tax, estate and financial planning services for our executive officers. We pay the actual cost of these services provided to the executive officer up to a pre-determined ceiling. We also pay the cost of certain other perquisites for executive officers, including parking at our headquarters building, a vehicle allowance and an annual physical examination. We have memberships at three clubs held in the names of the Chairman and Chief Executive Officer and the President and Chief Operating Officer that are for use in business purposes. We also have rights to the use of a suite at a sports arena that is available for business purposes by employees. Other benefits available to the Named Executive Officers are noted in footnotes to the Summary Compensation Table.

The values of perquisites provided to each Named Executive Officer in 2010 are reported in Column (i) of the Summary Compensation Table in this information statement.

Timing of Compensation

Under our current policy, long-term incentive awards are granted effective each October 1, the first day of the fiscal year. Short-term awards are generally made in November. The HR Committee has the discretion to make awards at any time.

Following is a discussion of the timing of compensation decisions for fiscal year 2010:

•	Base salary changes for 2010 were determined at the September 18, 2009 HR Committee and September 23, 2009 board meetings;

•	Short and long-term incentive goals for 2010 were set at the September 18, 2009 HR Committee meeting;

•	Performance share and performance unit grants were approved at the September 18, 2009 HR Committee meeting for grant effective on October 1, 2009, and;

•	Short-term incentive payments for 2010 were approved at the HR Committee and Board meetings held on November 17, 2010.

Impact of Prior Compensation

Amounts realizable from prior compensation did not serve to increase or decrease 2010 compensation amounts. The HR Committee’s primary focus was on achieving market-level compensation opportunities.

Factors Considered in Decisions to Increase or Decrease Compensation Materially

As described above in this CD&A, market data, retention needs, performance and internal pay equity have been the primary factors considered in decisions to increase or decrease compensation opportunities materially. Corporate and individual performances are the primary factors in determining the ultimate value of those compensation opportunities.

Role of Executive Officers

Mr. McCallister, our Chairman and Chief Executive Officer, recommended to the HR Committee compensation opportunities for the other Named Executive Officers. Mr. McCallister was not involved in determining his own compensation. In determining short-term incentive payouts for 2010, Mr. McCallister recommended an Individual Factor specific to each Named Executive Officer, except for himself. None of the other Named Executive Officers had any role in determining their executive compensation.

Executive Officer Stock Ownership Requirements

We previously had a policy of encouraging our executive officers to accumulate an amount of shares equal in value to such executive officer’s base salary. On November 17, 2010, the Human Resources Committee recommended and the Board of Directors approved new stock ownership requirements for executive officers that became effective on January 1, 2011. Under the new requirement:

(i) the Chief Executive Officer is required to hold 3x base salary in WGL Holdings common stock;

(ii) the President and Chief Operating Officer, Vice President and Chief Financial Officer, and the Vice President and General Counsel are each required to hold 2x base salary in WGL Holdings common stock; and

(iii) all other executive officers are required to hold 1x base salary in WGL Holdings common stock.

Executive officers must retain performance shares issued through incentive plans (currently the Omnibus Incentive Compensation Plan) net of tax withholding until the threshold holding requirement is met. At the discretion of the Chief Executive Officer, holding requirement waivers may be granted from time to time, if an executive officer is able to demonstrate a financial hardship. Margined stock will not be counted towards satisfaction of the stock ownership requirement.

Company Policy Regarding the Economic Risk of Common Stock Ownership

Our code of conduct prohibits executive officers, directors and other individuals with material non-public information from engaging in purchase, sale or option exercises with respect to our common stock outside of certain window periods, except in accordance with trading plans that comply with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended.

Other Compensation Matters

We do not have any written or unwritten employment agreements with any of the Named Executive Officers. Each Named Executive Officer is an employee at will.

All elements of executive compensation are regularly benchmarked against executive compensation in peer companies. Base salary, annual bonus, and long-term incentive compensation are benchmarked annually while other employee benefits and perquisites are benchmarked every two years.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables and related footnotes and discussion present information about compensation for the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of Washington Gas (the “Named Executive Officers”). The “Summary Compensation Table” below quantifies the value of the different forms of compensation earned by or paid to Named Executive Officers in fiscal years 2008, 2009 and 2010.

The Summary Compensation Table should be read in connection with the tables and narrative descriptions that follow. The “Grants of Plan-Based Awards in Fiscal 2010” table, and the description of the material terms of the performance shares and units granted in fiscal year 2010 that follows it, provide information regarding the long-term equity incentives awarded to Named Executive Officers that are reported in the Summary Compensation Table. The “Outstanding Equity Awards at Fiscal 2010 Year End” and “Option Exercises and Stock Vested in Fiscal Year 2010” tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

The “Pension Benefits” table and related description of the material terms of the retirement plans describe each Named Executive Officer’s retirement benefits to provide context to the amounts listed in the Summary Compensation Table.

SUMMARY COMPENSATION TABLE

The following table presents information about compensation for the Named Executive Officers. It includes compensation awarded to, earned by or paid to the Named Executive Officers during fiscal years 2008, 2009 and 2010. The compensation shown in the following table was paid to the individual by Washington Gas.

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
						Incentive	Deferred	All Other
Name and				Stock	Option	Compensation	Compensation	Compensation
Principal Position (1)	Year	Salary	Bonus	Awards (2)	Awards (2)	($) (3)	Earnings($) (4)	($) (5)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Terry D. McCallister	2010	$620,000	0	$1,119,543	$0	$572,880	$1,296,257	$48,882	$3,657,562
Chief Executive Officer and	2009	$485,000	0	$671,976	$0	$449,595	$563,425	$48,617	$2,218,613
Chairman	2008	$460,000	0	$701,426	$0	$422,970	$—	$46,746	$1,631,142
Vincent L. Ammann, Jr.	2010	$385,000	0	$463,459	$0	$279,510	$407,626	$26,529	$1,562,124
Vice President and	2009	$380,000	0	$451,258	$0	$293,550	$213,200	$26,380	$1,364,388
Chief Financial Officer	2008	$320,000	0	$418,230	$0	$243,200	$35,734	$26,176	$1,043,340
Adrian P. Chapman	2010	$405,000	0	$541,732	$0	$314,685	$880,682	$41,988	$2,184,087
President and	2009	$340,000	0	$403,758	$0	$232,560	$449,494	$29,196	$1,455,008
Chief Operating Officer	2008	$310,000	0	$405,165	$0	$212,040	$—	$30,474	$957,679
Beverly J. Burke	2010	$330,000	0	$353,126	$0	$154,069	$1,088,294	$25,348	$1,950,837
Vice President and	2009	$325,000	0	$343,084	$0	$216,816	$628,948	$25,724	$1,539,572
General Counsel	2008	$310,000	0	$360,143	$0	$212,040	$42,728	$25,026	$949,937
Gautam Chandra(6)	2010	$305,000	0	$285,560	$0	$177,739	$248,511	$25,443	$1,042,253
Vice President

(1)	The principal positions shown are as of September 30, 2010.

(2)	Stock awards consist of performance shares and performance units. For a description of the vesting conditions of performance shares and performance units, see “Performance Shares and Performance Units” following the Grants of Plan-Based Awards in Fiscal Year 2010 table. We did not grant stock options in any of the fiscal years reflected in the table. The amounts in column (e) include the sum of the values for performance shares and performance units. The following Named Executive Officers were granted the corresponding target value of performance units in fiscal year 2010: Mr. McCallister — $559,811; Mr. Ammann — $231,750; Mr. Chapman — $270,876; Ms. Burke — $176,572; and Mr. Chandra $142,795. The following Named Executive Officers were granted the corresponding target value of performance units in fiscal year 2009: Mr. McCallister — $336,012; Mr. Ammann — $225,657; Mr. Chapman — $201,904; and Ms. Burke — $171,552. The following Named Executive Officers were granted the corresponding target value of performance units in fiscal year 2008: Mr. McCallister — $350,681; Mr. Ammann — $209,103; Mr. Chapman — $202,567; and Ms. Burke — $180,060.

The amounts disclosed in column (e) represent the aggregate grant date fair value of the performance share and unit awards computed in accordance with FASB ASC Topic 718 at the target level of payout. The values of these awards, assuming that the highest level of performance conditions are achieved, are as follows: Fiscal year 2010: Mr. McCallister — $2,239,086; Mr. Ammann — $926,918; Mr. Chapman — $1,083,464; Ms. Burke — $706,252; and Mr. Chandra $571,122. Fiscal year 2009: Mr. McCallister — $1,343,952; Mr. Ammann — $902,516; Mr. Chapman — $807,514; and Ms. Burke — $686,168. Fiscal year 2008: Mr. McCallister — $1,402,852; Mr. Ammann — $836,460; Mr. Chapman — $810,330; and Ms. Burke — $720,286.

For a discussion of the assumptions and methodologies used to calculate the amounts in column (e), see the discussion of performance shares and performance units contained in Note 11 (Stock-Based Compensation) to the WGL Holdings Consolidated Financial Statements, included as part of the company’s 2010 Annual Report on Form 10-K filed with the SEC and incorporated herein by reference. There were no forfeitures of performance shares or performance units by any Named Executive Officer in fiscal years 2008, 2009, or 2010. We caution that the actual amount ultimately realized by a Named Executive Officer from the disclosed awards listed under column (e) will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of applicable vesting. Performance shares and performance units do not provide for accelerated vesting.

(3)	The amounts shown in column (g) constitute the short-term incentive payouts made to the Named Executive Officers as described in the CD&A. The fiscal year 2010 short-term incentive payout amounts were paid in December 2010.

(4)	None of the Named Executive Officers, except Ms. Burke, have any non-qualified deferred compensation, therefore, this column only reflects pension accruals for the officers, except Ms. Burke. There are no above market or preferential earnings on compensation deferred on a basis that are not tax-qualified, including such earnings on non-qualified contribution plans. The pension accrual amounts represent the difference in present value (measured at the respective fiscal year-end dates shown in the table) of the age 65 accrued pension (or the current benefit if older) under the Pension Plan and Supplemental Executive Retirement Plan, based on the pension plan assumptions for each year as shown in the text following the “Pension Benefits” table set forth later in this information statement.

During fiscal years 2010 and 2009, the changes in pension values for all of the Named Executive Officers were positive. During fiscal year 2008, the changes in pension values for Messrs. McCallister and Chapman were negative. The changes in pension values for Messrs. McCallister and Chapman in fiscal year 2008 were ($44,436) and ($121,866), respectively. Pursuant to SEC rules, companies are not allowed to use these negative figures in tabulating the total reported in column (j) of the Summary Compensation Table.

(5)	The amounts in column (i) represent the values of perquisites and matching contributions under the Washington Gas Light Company’s Savings Plan for Management Employees (the “401(k) Savings Plan”). The value of perquisites is set forth in the following table. The following Named Executive Officers received the corresponding amounts as matching contributions under the 401(k) Savings Plan during fiscal year 2010: Mr. McCallister — $9,539; Mr. Ammann — $9,800; Mr. Chapman — $9,490; Ms. Burke — $9,646; and Mr. Chandra— $9,372. The following Named Executive Officers received the corresponding amounts as matching contributions under the 401(k) Savings Plan during fiscal year 2009: Mr. McCallister — $9,700; Mr. Ammann — $9,800; Mr. Chapman — $9,439 and Ms. Burke — $9,500. The following Named Executive Officers received the corresponding amounts as matching contributions under the 401(k) Savings Plan during fiscal year 2008: Mr. McCallister — $9,131; Mr. Ammann — $9,892; Mr. Chapman — $9,511 and Ms. Burke — $9,061.

(6)	Mr. Chandra became a Named Executive Officer for the first time in fiscal year 2010, consequently, only fiscal year 2010 compensation is shown for Mr. Chandra in the Summary Compensation Table.

Perquisites

We have a program of income tax, estate and financial planning services for our executive officers. We pay the actual cost of these services provided to the executive up to a pre-determined ceiling depending on the level of the executive officer. The highest amount provided to any executive under the income tax, estate and financial planning program is $10,000 per year. We also pay the cost of certain other perquisites for executive officers, including: parking at our headquarters building, a gasoline allowance and an annual physical examination. We have memberships at three clubs held in the names of the Chairman and Chief Executive Officer and/or the President and/or Chief Operating Officer that are for use for business purposes. We also have rights to the use of a suite at a sports and entertainment facility that is available for use in business purposes by employees and directors. These suites generally are maintained for business entertainment, but may be used for personal use.

The entire amount has been included in the table below, although we believe that only a portion of this cost represents a perquisite.

The following table sets forth the incremental value of perquisites for the Named Executive Officers in 2008, 2009 and 2010 included in the “All Other Compensation” column (i) of the Summary Compensation Table above.

Fiscal Years 2008, 2009 and 2010 Incremental Cost of Perquisites
Provided to Named Executive Officers

		Tax and
		Financial	Vehicle				Tax	Club
		Counseling	Allowance	Parking	Physical	Insurance	Gross-up	Dues	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Terry D. McCallister	2010	$0	$8,400	$6,240	$1,681	$3,619	$1,219	$18,184	$39,343
Chief Executive Officer and	2009	$0	$8,400	$6,240	$1,595	$3,585	$749	$18,348	$38,917
Chairman	2008	$0	$8,400	$6,000	$1,792	$3,532	$715	$17,176	$37,615
Vincent L. Ammann, Jr.	2010	$0	$8,400	$3,120	$1,733	$2,938	$538	$ 0	$16,729
Vice President and	2009	$0	$8,400	$3,120	$1,393	$3,200	$467	$ 0	$16,580
Chief Financial Officer	2008	$0	$8,400	$3,000	$1,714	$2,886	$284	$ 0	$16,284
Adrian P. Chapman	2010	$0	$8,400	$6,240	$1,833	$2,950	$550	$12,525	$32,498
President and	2009	$4,600	$8,400	$3,120	$0	$3,181	$456	$ 0	$19,757
Chief Operating Officer	2008	$4,500	$8,400	$3,000	$1,526	$3,118	$419	$ 0	$20,963
Beverly J. Burke	2010	$0	$8,400	$3,120	$0	$3,291	$891	$ 0	$15,702
Vice President and	2009	$0	$8,400	$3,120	$0	$3,801	$903	$ 0	$16,224
General Counsel	2008	$0	$8,400	$3,000	$0	$3,716	$849	$ 0	$15,965
Gautam Chandra	2010	$0	$8,400	$3,120	$1,823	$2,564	$164	$ 0	$16,071
Vice President

The amounts set forth in the “tax gross-up” column in the above table represent the amount of taxes paid by the company on behalf of officers relating to life insurance coverage with benefits in excess of $50,000. We provide the executive officers (and all employees) life insurance equal to one times the employees’ salary. Under the Internal Revenue Code, the cost of the first $50,000 of life insurance paid by us is not taxable income to the employee. However, the premiums we paid for insurance in excess of $50,000 is taxable income (imputed income) to the employee. The company “grosses up” the income of the Named Executive Officers for the taxes on this imputed income (i.e., we pay the taxes for the Named Executive Officers on this imputed income). The imputed income amount and the amount of the tax gross up are both taxable income to the Named Executive Officer.

The amounts under the column entitled, “insurance” in the above table represent the premiums paid by the company for the respective Named Executive Officer’s long term care and imputed income for life insurance.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2010

The following Grants of Plan-Based Awards table sets forth information concerning the range of short-term incentive opportunities and opportunities under grants of performance shares and units to our Named Executive Officers during the fiscal year ended September 30, 2010. The grants in the following table were made under the Omnibus Incentive Compensation Plan.

					Estimated Future Payouts
					Under Equity
					Incentive Plan Awards(1)			Grant
		Estimated Future			Threshold	Target	Maximum	Date
		Payouts Under Non-Equity			Number	Number	Number	Fair
		Incentive Plan Awards			of Shares	of Shares	of Shares	Value of
	Grant	Threshold	Target	Maximum	of Stock	of Stock	of Stock	Stock(2)
Name	Date	($)	($)	($)	(#)	(#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(l)

Terry D. McCallister
Short-term Incentive	N/A	135,625	434,000	748,650	—	—	—	—
Performance Share Program	10/1/2009	—	—	—	8,200	16,400	32,800	$559,732
Performance Unit Program	10/1/2009	271,753	543,506	1,087,012	—	—	—	$559,811
Vincent L. Ammann, Jr.
Short-term Incentive	N/A	66,172	211,750	365,269	—	—	—	—
Performance Share Program	10/1/2009	—	—	—	3,394	6,789	13,578	$231,708
Performance Unit Program	10/1/2009	112,500	225,000	450,000	—	—	—	$231,750
Adrian P. Chapman
Short-term Incentive	N/A	75,938	243,000	419,175	—	—	—	—
Performance Share Program	10/1/2009	—	—	—	3,968	7,936	15,872	$270,855
Performance Unit Program	10/1/2009	131,493	262,987	525,974	—	—	—	$270,876
Beverly J. Burke
Short-term Incentive	N/A	46,406	148,500	256,163	—	—	—	—
Performance Share Program	10/1/2009	—	—	—	2,587	5,173	10,346	$176,554
Performance Unit Program	10/1/2009	85,714	171,429	342,858	—	—	—	$176,572
Gautam Chandra
Short-term Incentive	N/A	42,891	137,250	236,756	—	—	—	—
Performance Share Program	10/1/2009	—	—	—	2,091	4,183	8,366	$142,765
Performance Unit Program	10/1/2009	69,343	138,636	277,392	—	—	—	$142,795

Note that columns: (i) “All Other Stock Awards,” (j) “All Other Option Awards: Number of Securities,” and (k) “Exercise Price of Option Awards,” have been omitted in accordance with SEC rules because no such compensation was awarded to, earned by, or paid to the Named Executive Officers during fiscal year 2010.

No consideration was paid by any of the Named Executive Officers for the awards listed in the “Grants of Plan-Based Awards” table.

(1)	Amounts in these columns represent the threshold, target and maximum payouts under our Performance Share Program for the 36-month performance period from October 1, 2009 through September 30, 2012.

(2)	Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of performance unit and performance share awards granted in fiscal year 2010 at the target level of payout. The values of these awards, assuming that the highest level of performance conditions are achieved, are as follows: Performance shares: Mr. McCallister — $1,119,464; Mr. Ammann — $463,416; Mr. Chapman — $541,710; Ms. Burke — $353,108; and Mr. Chandra — $285,530. Performance units: Mr. McCallister — $1,119,622; Mr. Ammann — $463,500; Mr. Chapman — $541,752; Ms. Burke — $353,144; and Mr. Chandra — $285,590. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see the discussion of performance shares and units contained in Note 11 (Stock Based Compensation) to the company’s Consolidated Financial Statements, included as part of WGL Holdings’ 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission and incorporated herein by reference.

No Employment Agreements with Named Executive Officers

None of the Named Executive Officers have employment agreements with the company.

Performance Shares and Performance Units

Performance share awards are denominated and paid out in shares of WGL Holdings common stock. Performance unit awards are denominated in dollars and are paid out in cash. In all other respects, the two awards are the same.

The vesting of performance share and performance unit awards is conditioned upon the performance of the company and the officer’s continued employment. As long as each Named Executive Officer continues to remain an employee, performance shares and units become earned and vested based on WGL Holdings’ comparative total shareholder return over a designated three-year performance period. Performance share award grantees do not have the rights of shareholders until the performance shares fully vest. Therefore, performance share grantees do not receive dividends or other earnings on the performance share until it fully vests. Since the performance units pay out in cash once vested, performance unit grantees do not receive dividends or other rights of shareholders.

For further information regarding the performance share and performance unit payout peer groups and the total shareholder return necessary for the vesting of performance shares, please see the discussion under the heading, “Long-Term Incentive Compensation-Performance Share and Performance Unit Awards” in the Compensation Discussion & Analysis section of this information statement.

Awards are converted to cash for shares to the extent necessary to satisfy minimum tax withholding or any governmental levies. Performance shares and performance units are generally forfeited for no value if a Named Executive Officer’s employment terminates prior to the end of the performance period. However, a Named Executive Officer, subject to the sole discretion of the Human Resources Committee of the company’s Board of Directors, may vest in all or a portion of his or her outstanding performance shares or performance units if his or her employment terminates as a result of retirement, death, or disability. In the event of a change in control, the target number of performance shares granted prior to December 15, 2006 will automatically vest as of the effective date of the change of control, and will be settled in stock as soon as practicable following the effective date of the change in control. Under certain circumstances, following a change in control, between 50% to 100% of an officer’s outstanding performance share or performance unit awards granted on or after December 15, 2006 would become fully vested at target levels.

Options

The company has not granted stock options since October 1, 2006 because the company’s compensation program changed in the following fiscal year to eliminate the granting of stock options and to begin granting performance shares and units. Each option award is a non-qualified option that may be exercised to purchase one share of WGL Holdings common stock at an exercise price equal to the fair market value of the underlying common stock on the grant date. The fair market value is the closing price of one share of WGL Holdings common stock, as reported on the New York Stock Exchange composite tape on the grant date, or if the common stock was not traded on such day, then on the next preceding day that the common stock was traded. The exercise price of options may be paid in cash, by delivery of already-owned shares of common stock of WGL Holdings or by any other method approved by the HR Committee. Awards are converted to cash to the extent necessary to satisfy minimum tax withholding or any governmental levies. Holders of option awards do not have the rights of shareholders until the option is exercised. Therefore, option holders do not receive dividends or other earnings on the underlying stock until the option is exercised.

Stock option awards have a three-year vesting period. Subject to continued employment, 100% of stock option awards vest and become exercisable on the third anniversary of the grant date. Options expire on the tenth anniversary of the date of grant. If employment is terminated because of death, permanent and total disability, or retirement, stock option awards will immediately vest and become exercisable. If employment terminates for any other reason, the unvested portion of stock option awards will immediately terminate. All options immediately become exercisable upon a change in control. If employment is terminated for cause, then all unexercised options, whether or not vested, will expire as of the employment termination date. Stock option awards are generally only transferable to a beneficiary upon death.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

The following table summarizes the equity awards we have made to our Named Executive Officers which were outstanding as of September 30, 2010. Outstanding equity awards at fiscal year-end consist of non-qualified stock options, performance shares and performance units.

	Option Awards				Stock Awards		Stock Awards
						Equity		Equity
						Incentive		Incentive
					Equity	Plan	Equity	Plan
					Incentive	Awards:	Incentive	Awards:
					Plan	Market or	Plan	Market or
					Awards:	Payout	Awards:	Payout
					Number of	Value of	Number of	Value of
	Number of	Number of			Unearned	Unearned	Unearned	Unearned
	Securities	Securities			Shares or	Shares or	Shares or	Shares or
	Underlying	Underlying			Other	Other	Other	Other
	Unexercised	Unexercised	Option	Option	Rights That	Rights That	Rights That	Rights That
	Options	Options	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable(1)	Unexercisable	Price($)	Date(1)	Vested(2)(#)	Vested(2)($)	Vested(3)(#)	Vested(3)($)
(a)	(b)	(c)	(e)	(f)	(i)	(j)	(k)	(l)

Terry D. McCallister
Awarded 10-1-05	41,083	—	$32.13	10/1/2015	—	—	—	—
Awarded 10-1-06	56,460	—	$31.34	10/1/2016	—	—	—	—
Awarded 10-1-07	—	—	—	—	10,313	$389,625	349,493	$349,493
Awarded 10-1-08	—	—	—	—	10,271	$388,038	333,279	$333,279
Awarded 10-1-09	—	—	—	—	16,400	$619,592	543,506	$543,506
Vincent L. Ammann, Jr.
Awarded 10-1-07	—	—	—	—	6,149	$232,309	208,394	$208,394
Awarded 10-1-08	—	—	—	—	6,897	$260,568	223,822	$223,822
Awarded 10-1-09	—	—	—	—	6,789	$256,488	225,000	$225,000
Adrian P. Chapman
Awarded 10-1-07	—	—	—	—	5,957	$225,433	201,881	$201,881
Awarded 10-1-08	—	—	—	—	6,171	$233,140	200,262	$200,262
Awarded 10-1-09	—	—	—	—	7,936	$299,822	262,987	$262,987
Beverly J. Burke
Awarded 10-1-07	—	—	—	—	5,295	$200,045	179,450	$179,450
Awarded 10-1-08	—	—	—	—	5,244	$198,118	170,157	$170,157
Awarded 10-1-09	—	—	—	—	5,173	$195,435	171,429	$171,429
Gautam Chandra
Awarded 10-1-05	4,114	—	$32.13	10/1/2015	—	—	—	—
Awarded 10-1-07	—	—	—	—	3,662	$138,350	124,096	$124,096
Awarded 10-1-08	—	—	—	—	4,165	$157,353	135,144	$135,144
Awarded 10-1-09	—	—	—	—	4,183	$158,033	138,636	$138,636

(1)	Subject to each Named Executive Officer’s continued employment, each stock option grant becomes vested on the third anniversary of the date of grant. All exercisable options are currently vested. Please see the text under the heading “Options” above for a description of the vesting conditions of stock options.

(2)	Columns (i) and (j) relate to performance shares. Performance shares become earned and vested at the end of a three-year performance period, subject to: i) such officer’s continued employment and ii) the comparative total shareholder return of WGL Holdings as compared to the total shareholder return of a peer group of companies during the three year performance period. The number of performance shares shown in the “Awarded 10-1-07”, “Awarded 10-1-08”, and “Awarded 10-1-09” rows for each Named Executive Officer in column (i) of the “Outstanding Equity Awards at Fiscal 2010 Year-End” table are the target number of shares that may become earned if WGL Holdings total shareholder return is at the 50th percentile of its peer group of companies. The value shown in column (j) of the table is the number of shares shown in column (i) times the closing price of WGL Holdings common stock on September 30, 2010 ($37.78), the last trading day of fiscal year 2010.

(3)	Columns (k) and (l) relate to performance units. We granted performance units for the first time on October 1, 2007. Performance units become earned and vested at the end of a three-year performance period, subject to: i) such officer’s continued employment and ii) the comparative total shareholder return of WGL Holdings as compared to the total shareholder return of a peer group of companies during the three year performance period. The number of performance units shown for each Named Executive Officer in column (k) of the “Outstanding Equity Awards at Fiscal 2010 Year-End” table in the “Awarded 10-1-07”, “Awarded 10-1-08”, “Awarded 10-1-09” rows are the target number of units that may be earned if WGL Holdings total shareholder return is at the 50th percentile of its peer group of companies. The value shown in column (l) of the table is the number of units shown in column (k) multiplied by $1.00 which is the value of each performance share unit.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2010

The following table provides additional information about the value realized by the Named Executive Officers on option award exercises and stock award vesting during the fiscal year ended September 30, 2010.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares	Shares
	Acquired on	Value Realized on	Acquired on	Withheld	Value Realized on
	Exercise	Exercise(1)	Vesting	to Cover	Vesting
Name	(#)	($)	(#)	Taxes	($)(2)
(a)	(b)	(c)	(d)	(#)	(e)

Terry D. McCallister	70,791	$488,366	25,923	8,348	$859,088
Vincent L. Ammann, Jr.	42,407	$239,774	11,721	3,775	$388,434
Adrian P. Chapman	25,999	$134,155	11,938	3,845	$395,625
Beverly J. Burke	50,177	$254,597	13,241	4,628	$438,806
Gautam Chandra	9,818	$84,082	6,566	2,115	$217,597

(1)	The amounts shown in the column, “value realized on exercise” equal the differences between (i) the market price of WGL Holdings common stock on the exercise date and (ii) the exercise price of those options, multiplied by the corresponding amount set forth in column (b).

(2)	The amounts shown in the column, “value realized on vesting” equal the product of: (i) the closing market price of WGL Holdings common stock on the last day of the performance share vesting period ($33.14) multiplied by (ii) the number of shares acquired upon vesting as set forth in column (d).

PENSION BENEFITS

The following table and related discussion describes the present value of accumulated benefits payable to each of our Named Executive Officers under our Washington Gas Light Company Employees’ Pension Plan (a qualified plan) and the Washington Gas Light Company Supplemental Executive Retirement Plan (a non-qualified plan).

		Number of	Present Value
		Years	of
		Credited	Accumulated
		Service	Benefit
Name	Plan Name	(#)	($)
(a)	(b)	(c)	(d)

Terry D. McCallister	Pension Plan	10.5	$250,320
	Supplemental Executive Retirement Plan	20.5	$2,593,444
Vincent L. Ammann, Jr.	Pension Plan	7.0	$130,175
	Supplemental Executive Retirement Plan	12.0	$673,703
Adrian P. Chapman	Pension Plan	29.0	$578,469
	Supplemental Executive Retirement Plan	30.0	$1,583,279
Beverly J. Burke	Pension Plan	18.0	$565,855
	Supplemental Executive Retirement Plan	30.0	$2,431,353
Gautam Chandra	Pension Plan	8.0	$107,045
	Supplemental Executive Retirement Plan	13.0	$357,651

Note that column (e) “Payments During Last Fiscal Year” has been omitted in accordance with SEC rules because no such payments were made during fiscal year 2010.

The following actuarial assumptions were used in determining the amounts set forth in the “Pension Benefits” table:

	September 30,	September 30,
Measurement Date	2010	2009

Discount Rate	5.5%	6.5%
Pre-retirement Mortality	None	None
Postretirement Mortality	RP 2000	RP 2000
	Combined Healthy	Combined Healthy
Retirement Age	65	65
Payment Form	Single life annuity	Single life annuity

For a discussion of the assumptions and methodologies used to calculate the amounts reported in the “Pension Benefits” table above, see the discussion contained in Note 10 (Pension and other Post-Retirement Benefit Plans) to the company’s Consolidated Financial Statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included as part of WGL Holdings’ 2010 Annual Report on Form 10-K filed with the SEC and incorporated herein by reference.

Pension and other Retirement Benefits

Washington Gas provides retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit and defined-contribution retirement plans. Retirement benefits provide post-employment security to our employees. As of the end of the fiscal year 2010, there were three primary retirement benefit programs applicable to the Named Executive Officers:

•	the Washington Gas Light Company Savings Plan for Management Employees (“401(k) Plan”), a tax-qualified defined contribution plan in which the Named Executive Officers participate on the same terms as our other participating employees;

•	the Washington Gas Light Company Employees’ Pension Plan (“Pension Plan”), a qualified, trusteed, non-contributory pension plan covering all active employees (including executive officers) and vested former employees of Washington Gas; and

•	the Washington Gas Light Company Supplemental Executive Retirement Plan (“SERP”), a non-qualified defined-benefit retirement plan which provides the Named Executive Officers a benefit up to 60% of the individual’s final average compensation, as determined under that plan.

Pension Plan

The Named Executive Officers each participate in the Pension Plan. The Pension Plan is a tax-qualified defined benefit retirement plan which is now closed to new entrants. Participation in the Pension Plan was closed: (i) to employees hired on or after January 1, 2009 who are covered under the collective bargaining agreements with the International Brotherhood of Teamsters and Office and Professional Employees International Union Local 2, (ii) to management employees first hired on or after July 1, 2009, (iii) to Hampshire Gas Company employees first hired on or after January 1, 2010, and (iv) to employees first hired on or after January 1, 2010 who are covered by the collective bargaining agreement between Washington Gas and the International Brotherhood of Electrical Workers, Local 1900. Instead of Pension Plan benefits, employees hired after the aforementioned dates will receive an employer-provided contribution under the company’s defined contribution plan (i.e., the 401(k) Plan).

The Pension Plan provides an unreduced retirement benefit at termination of employment at the normal retirement age of 65. A participant must have five years of accredited service under the Pension Plan to vest in a pension benefit.

The Pension Plan accrued benefit is calculated using a formula based on accredited service and final average compensation. Final average compensation is the average of the employee’s rate of annual basic compensation on December 31 of each of the three calendar years of accredited service preceding the employee’s normal retirement date, early or disability retirement date, actual date of retirement or date of termination of employment, whichever is applicable. Annual basic compensation consists of the regular annual salary or wages of an employee, excluding bonuses, compensation for overtime or other extra or special compensation, but including commissions, bonuses and other forms of incentive compensation paid to salesmen. The rate of final average compensation is multiplied by the percentage rate that applies to the participant’s years of accredited service. Bargaining units representing certain Washington Gas employees have negotiated different percentages for their members. A change was made to the formula for calculating the retirement benefit for management employees and for employees covered by the collective bargaining agreement with the International Brotherhood of Electrical Workers, Local 1900 who retire on or after January 1, 2010 and for employees covered by Office and Professional Employees International Union Local 2 who retire on or after January 1, 2009. The retirement benefit for these employees will be determined by using the average of the retiree’s highest three years of earnings, rather than the average of the retiree’s last three years of earnings.

An early retirement benefit, discounted for age, is available to employees at age 55 with five years of accredited service. Employees having any combination of age and accredited service that equals 90 or more and employees with 30 years of accredited service may retire early without discounting their pension for age. As of the date of this information statement, of the Named Executive Officers, only Mr. Terry D. McCallister, our Chairman and Chief Executive Officer and Ms. Beverly J. Burke, our Vice President and General Counsel, are eligible to receive an early retirement benefit.

The normal form of pension benefit is a joint and survivor annuity for a married employee and a single-life annuity for an unmarried employee. Participants may elect among various payment options that will be the actuarial equivalent of the normal form of retirement benefit. There is no lump sum optional form of payment under the current Pension Plan.

Also in 2009, several management employees were offered the choice of continuing to accrue benefits under the Pension Plan or instead have their Pension Plan benefit frozen and receive an enhanced benefit in the form of an employer contribution under the company’s 401(k) plan. A number of management employees elected to freeze their benefit under the Pension Plan.

Supplemental Executive Retirement Plan

The Named Executive Officers each participate in the SERP which is a non-qualified, unfunded defined benefit retirement plan. The purpose of the SERP is to provide an additional incentive to attract and retain key employees designated by the Board of Directors. The Board of Directors of Washington Gas designates participants in the SERP.

The SERP provides a retirement benefit that supplements the benefit payable under the Pension Plan. The benefit amount is based on years of benefit service and the average of the participant’s highest rates of annual basic compensation, including any short-term incentive awards, on December 31 of the three years out of the final five years of the participant’s service as a participant. Benefit service under the SERP consists of years of accredited service under the Pension Plan plus the number of years of plan service under SERP, to a maximum of 30 years. There is a vesting schedule for the benefit that varies depending upon the point in time the individual became a participant in the SERP.

At normal retirement, the SERP participant is entitled to an annual benefit equal to the participant’s vested percentage of an amount equal to 2% of final average compensation multiplied by the number of years of benefit service, reduced by the amount of the normal retirement benefit paid under the Pension Plan and the amount of any other supplemental pension benefit provided by Washington Gas. Participants in the WGL Holdings, Inc. and Washington Gas Light Company Change

in Control Severance Plan for Certain Executives, described elsewhere in this information statement, may earn extra years of benefit service under the SERP in certain events of termination following a change in control, up to the maximum of 30 years of benefit service.

The SERP provides an unreduced retirement benefit at termination of employment at the normal retirement age of 65. An early retirement benefit, discounted for age, is available to participants at age 55 with 10 years of benefit service. As of the date of this information statement, of the Named Executive Officers, only Mr. Terry D. McCallister, our Chairman and Chief Executive Officer and Ms. Beverly J. Burke, our Vice President and General Counsel, are currently eligible to receive an early retirement benefit under the SERP.

A participant in the SERP can elect the same forms of benefit available under the Pension Plan, and in addition can elect a lump sum payment form. For SERP benefits earned through December 31, 2004, the lump sum amount is limited to the amount of the benefit attributable to short-term incentive compensation. For benefits earned on and after January 1, 2005, participants may elect a lump sum benefit in any percentage. The lump sum amount is an actuarial determination based on the participant’s life expectancy discounted using the yield on the zero-coupon U.S. Treasury security with maturity equal to the maturity of each year’s payment. The lump sum shall equal the sum of the discounted payments.

NON-QUALIFIED DEFERRED COMPENSATION

The following table presents information regarding the contributions to and earnings on the Named Executive Officers’ deferred compensation balances during fiscal year 2010, and also shows the total deferred amounts for the Named Executive Officers at the end of fiscal year 2010.

				Aggregate	Aggregate	Aggregate
		Executive	Registrant	Earnings in	Withdrawals /	Balance at
		Contributions	Contributions	Last FY	Distributions	Last FYE
Name		in Last FY	in Last FY ($)	($)(1)	($)	($)
(a)	Plan	(b)	(c)	(d)	(e)	(f)

Terry D. McCallister	n/a	—	—	—	—	—
Vincent L. Ammann, Jr.	n/a	—	—	—	—	—
Beverly J. Burke	Executive Incentive Compensation Plan	0	0	$990	0	$40,620
Adrian P. Chapman	n/a	—	—	—	—	—
Gautam Chandra	n/a	—	—	—	—	—

(1)	No deferrals of compensation were made during the 2010 fiscal year. The amount set forth in the above table for Ms. Burke reflects a deferral made on a bonus in the amount of $28,500 during fiscal year 2001. The quarterly interest rate is equal to weekly average yield to maturity for five-year U.S. Treasury fixed interest rate securities (adjusted to a constant maturity of five years). This deferral was made under the Washington Gas Light Company Executive Incentive Compensation Plan which is currently inactive. The amount reported in column (d) in the above table is also included in the amount shown for Ms. Burke in column (h) of the Summary Compensation Table in this information statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Severance Plan for Certain Executives

Each of the Named Executive Officers listed in the Summary Compensation Table in this information statement participates in the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Severance Plan for Certain Executives (the “CIC Plan”). “Change in control” protections provide severance pay and, in some situations, vesting or payment of long-term incentive awards, upon a change in control. The change in control provisions under the CIC Plan are effective during the period of one year prior to, and two years following, a change in control of WGL Holdings or Washington Gas Light Company. The CIC Plan incorporates the definition of a change in control as defined in the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Policy (“CIC Policy”). A change in control generally will occur under the CIC Policy in the event of:

•	an acquisition of 30% or more of the voting stock of WGL Holdings or Washington Gas;

•	a change in the majority of the board of directors of WGL Holdings; or

•	a merger, reorganization, consolidation or sale of all or substantially all of the assets of WGL Holdings or Washington Gas.

Generally, during the one year prior and two years following a change in control the executive is entitled to base salary, annual incentives, savings and retirement plans, welfare benefit plans, expenses, fringe benefits, office and vacation, consistent with those in place prior to the change in control or available after the change in control if more beneficial.

Annual base salary is defined as the amount equal to the highest base salary rate in effect during the period beginning twelve months immediately preceding a change in control and ending on the date of the Named Executive Officer’s termination. The annual incentive bonus is equal to each executive’s target annual bonus for the fiscal year in which the Named Executive Officer’s employment is terminated.

With respect to all the Named Executive Officers, if the Named Executive Officer is terminated during the effective period for reasons other than cause, or if the Named Executive Officer resigns for good reason, the Named Executive Officer is entitled to certain severance benefits. These benefits include:

•	salary replacement benefits equal to the sum of the executive’s annual base salary plus annual incentive bonus multiplied by three for Messrs. McCallister, Chapman and Ammann, and Ms. Burke; and multiplied by two for Mr. Chandra;

•	the sum of any unpaid base salary and vacation pay through the termination date and the product of the executive’s annual bonus and a fraction, the numerator of which is the number of days in the current fiscal year through the termination date, and the denominator of which is 365;

•	medical and dental replacement benefits for three years for Messrs. McCallister, Chapman and Ammann, and Ms. Burke; and such benefits for two years for Mr. Chandra;

•	an additional three years of benefit service under the SERP for Messrs. McCallister, Chapman and Ammann, and Ms. Burke (Mr. Chandra will receive an additional two years of such benefit service), provided, in no event shall such additional service when added to the executive’s SERP benefit service credit exceed the maximum of 30 years; and

•	outplacement services of up to $25,000; provided that such services are incurred by the executive within 12 months of his or her termination.

If a change in control payment exceeds the limit for deductible payments under Section 280G of the Internal Revenue Code by 10% or more, reimbursement will be made for the full amount of any excise taxes imposed on severance payments and any other payments under Section 4999 of the Internal Revenue Code and for all taxes due on the amount of that reimbursement. This excise tax gross-up provision is intended to preserve the level of change-in-control severance protections that we have determined to be appropriate. On November 17, 2010, the Board of Directors eliminated the reimbursement by the company of excise taxes imposed on such severance payments for any executive officers that become covered by the terms of the CIC Plan on or after January 1, 2011.

Following a change in control: (i) 50% of a Named Executive Officer’s outstanding options would become immediately vested and exercisable, and the remaining 50% would become immediately vested and exercisable upon certain qualified terminations of employment, and (ii) 50% of such officer’s outstanding awards that had performance based vesting conditions would become immediately fully vested at target levels, with the other 50% becoming vested at target levels upon certain qualified terminations of employment. Together, the CIC Plan and the CIC Policy provide that a “qualified termination” triggers the receipt of severance benefits. Generally, a “qualified termination” means any termination of employment by a participant in the CIC Plan that is not initiated by the company and that is caused by any one or more of the following events, if such event occurs during the change in control effective period:

•	assignment to the participant, without his or her consent, of duties inconsistent in any material respect with the executive’s then current position or duties (including, for Messrs. McCallister, Chapman, Ammann and Ms. Burke, not having their current position at the most senior resulting entity following the change in control), or any other action by the company which would cause him or her to violate ethical or professional obligations, or which results in a significant diminution in such position or duties;

•	the participant, without his or her consent, being required to relocate to a principal place of employment that is both more than 35 miles from his or her existing principal place of employment, and farther from the participant’s current residence than his or her existing principal place of employment;

•	the company materially reduces, without his or her consent, the participant’s base salary rate or target bonus opportunity, or materially reduces the aggregate value of other incentives and retirement opportunity, or fails to allow the participant to participate in all welfare benefit plans, incentive, savings and retirement plan, fringe benefit plans and vacation benefits applicable to other senior executives; or

•	the company fails to obtain a satisfactory agreement from any successor entity to assume and agree to perform the company’s obligations to the Named Executive Officer under the CIC Plan.

A Named Executive Officer will not be able to receive severance benefits for a qualified termination if the executive continues in employment with the company for more than 90 days following the later of the occurrence or knowledge of an event or events that would constitute a qualified termination. Also, the Named Executive Officer will not be entitled to receive severance benefits under the CIC Plan if the Named Executive Officer’s employment with the company terminates because of a change in control and the Named Executive Officer accepts employment, or has the opportunity to continue employment, with a successor entity (other than under terms and conditions which would constitute a qualified termination).

The levels of change-in-control payments were developed in prior years and were either reaffirmed or adjusted after a thorough reevaluation of such protection by the Human Resources Committee of the Board of Directors (the “HR Committee”) in 2006. That reevaluation included input from the HR Committee’s executive compensation consultant and considered both market practice and best practice. The circumstances and payments of compensation following a change in control are provided by the CIC Plan. In approving the CIC Plan, the HR Committee considered data provided by its consultant regarding competitive market practices regarding change-in-control benefits for senior executives. The HR Committee also considered the corporate and shareholder value of retaining certain executives following a change-in-control. The multiples of pay for various levels of officers reflect the HR Committee’s judgment that those levels are fair, appropriate and reasonable for each officer.

In determining the appropriate payment and benefit levels under the CIC Plan, the HR Committee also considered the potential importance of retaining certain executives following a change-in-control to assist in a successful transition to a new organization and management. The CIC Plan is intended in part to provide some protection of employment and benefits for executives who agree to remain with a new organization following a change-in-control. The CIC Plan is a material part of our total compensation program. Each component of this program, including base salary, incentives, retirement benefits and the CIC Plan, has been designed to meet certain unique purposes. In the absence of a CIC Plan, it is unlikely that other elements of the total compensation program would have been different to offset the risk posed by the lack of a CIC Plan. The reason for this is that no other element of compensation can achieve the aims of the CIC Plan.

The severance benefits available under the CIC Plan are not additive or cumulative to severance or termination benefits that a Named Executive Officer might also be entitled to receive under the terms of any other arrangement or agreement with the company. As a condition of participating in the CIC Plan, the Named Executive Officer must expressly agree that the CIC Plan supersedes all prior plans or agreements providing for severance benefits.

The following table lists the amounts the Named Executive Officers were eligible to receive from the company under the CIC Plan if a change in control had occurred and the Named Executive Officer’s employment was terminated either involuntarily without cause or as a result of a good reason termination effective as of September 30, 2010, the end of our 2010 fiscal year. The amounts would be payable in a single lump sum and, to the extent required to comply with Section 409A of the Internal Revenue Code, would not be paid to the Named Executive Officer prior to the date that is six months from the date of termination. The calculations in the table below are based on a common stock price equal to $37.78 per share which was the closing price of WGL Holdings common stock on September 30, 2010, which was the last trading day of fiscal year 2010.

Incremental Payments Due to Change-In-Control*
(assuming termination of employment on September 30, 2010)

	McCallister	Ammann	Burke	Chapman	Chandra

Cash severance	3,162,000	1,790,250	1,435,500	1,944,000	884,500
Additional value due to vesting of unvested performance shares and units	1,884,410	965,910	735,123	996,212	589,169
Additional SERP amount due to vesting	666,108	737,609	0	0	515,701
Additional SERP amount due to service credit	649,861	307,337	0	0	170,011
Medical and dental continuation	49,077	62,741	71,624	49,077	47,749
Outplacement (maximum)	25,000	25,000	25,000	25,000	25,000
Sec 280(G) excise tax and related gross-up**	2,738,400	1,794,100	0	1,200,300	977,600

Total	9,100,056	5,633,047	2,267,247	4,214,589	3,184,031

*	SERP calculations were made using a 6.5% discount rate. Medical and dental continuation amounts are estimates. As a result, the Section 280G excise tax and related gross-up amounts have been rounded.

**	This amount represents a reimbursement to the executive to cover the excise tax paid to the Internal Revenue Service on the change-in-control benefits.

All severance benefits payable under the CIC Plan are subject to each participant’s compliance with a post-employment restrictions policy. The policy defines the scope of restrictions that will apply to post-employment actions undertaken by executives who receive severance benefits following a termination of employment. The policy is intended to protect (i) confidential information belonging to the company that the executive had access to and possesses due to the nature of his or her position and (ii) the competitive business operations of the company. The restrictions under the policy last for one year following the executive’s date of termination. The policy prohibits any terminated Named Executive Officer that receives the severance benefits described above from soliciting employees or customers and disclosing “confidential information.” For the purposes of the policy, “confidential information” includes, but is not limited to non-public information regarding computer programs, discoveries or improvements, marketing, manufacturing, or organizational research and development, or business plans; sales forecasts; personnel information, including the identity of employees, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property.

Incremental Payments Due to Other Terminations

The company has no employment contracts and no guaranteed severances for terminations other than upon a change of control. Upon retirement, vesting of performance shares and units is at the discretion of the Human Resources Committee of the board of directors. The Human Resources Committee has historically not vested such awards upon retirement.

EQUITY COMPENSATION PLAN INFORMATION

			Number of securities
			remaining available
	Number of securities		for future issuance
	to be issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column
Plan Category	(a)	(b)	(a))(c)*

Equity compensation plans approved by security holders	183,085	$31.50	1,171,712
Equity compensation plans not approved by security holders	0	0	0
Total	183,085	$31.50	1,171,712

*	The number of securities remaining available for future issuance under the Omnibus Incentive Compensation Plan is reduced upon the issuance of securities, not at the time of grant.

The above table presents information regarding compensation plans under which common stock may be issued to employees and non-employees as compensation as of September 30, 2010. The company currently has three such plans: the Directors’ Stock Compensation Plan, the 1999 Incentive Compensation Plan and the WGL Holdings Omnibus Incentive Compensation Plan. Effective March 1, 2007, no further awards will be made under the 1999 Incentive Compensation Plan. Total shares shown in the above table include 6,983 shares available for future issuance under the Directors’ Stock Compensation Plan and 1,347,814 shares available for issuance upon the vesting of performance shares and exercise of stock options under the Omnibus Incentive Compensation Plan. Performance shares that may be issued under the Omnibus Incentive Compensation Plan are calculated under a formula that enables a determination of the minimum and maximum number of performance shares that may be issued. This formula is further described above in this information statement in the Compensation Discussion and Analysis section under the caption, “Long-Term Incentive Compensation.” On December 15, 2010, the company registered with the Securities and Exchange Commission an additional 150,000 shares of WGL Holdings common stock for future issuance under the Directors’ Stock Compensation Plan. The authorization of these additional shares was approved by the company’s shareholders on March 4, 2010 at the company’s last annual meeting of shareholders.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the company is composed of three directors who are not employees of the company. Members of the committee are independent under rules of the Securities and Exchange Commission and the New York Stock Exchange. The names of the members of this committee as of the date of this information statement appear at the end of this report.

The Audit Committee oversees the company’s financial reporting process on behalf of the company’s Board of Directors and is directly responsible for the appointment, compensation and oversight of the company’s independent public accountants. The committee maintains a charter that outlines its responsibilities. The committee met five times during fiscal year 2010.

The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and rules of the New York Stock Exchange with respect to the responsibilities of audit committees of public companies. Among other matters, the Audit Committee reviews procedures on internal control over financial reporting with management and with the company’s independent public accountants. The Audit Committee and the company’s full board of directors are committed to compliance with all provisions of that statute and related regulations. Further actions have been taken by the Audit Committee and the board of directors as statutory and regulatory provisions became effective for audit committees and independent auditors.

The Audit Committee reviewed and discussed the company’s audited financial statements with management of the company and the independent public accountants. The Audit Committee discussed with the company’s internal auditor and the independent public accountants the overall scope and specific plans for their respective audits and the adequacy of the company’s internal controls.

The Audit Committee discussed with the independent public accountants those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The committee received the written disclosures and the letter from the independent public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended September 30, 2010, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
George P. Clancy, Jr. (Chair)
Melvyn J. Estrin
James F. Lafond

FISCAL YEARS 2010 AND 2009 AUDIT FIRM FEE SUMMARY

Deloitte & Touche LLP (“Deloitte”), the company’s independent registered public accounting firm, billed the company the following fees for fiscal years 2010 and 2009:

	2010	2009

Audit Fees	$2,180,046	$1,984,333
Audit Related Fees	0	0
Tax Fees	25,000	24,000
All Other Fees	0	0

Total Fees	$2,205,406	$2,008,333

Services Provided by Deloitte

All services rendered by Deloitte are permissible under applicable laws and regulations and were pre-approved by the Audit Committee, or by the Chair of the Audit Committee by delegated authority as required by law. The fees paid to Deloitte for services are described in the above table under the categories listed below.

1)	Audit Fees — These are fees for professional services performed by Deloitte for the audit of the company’s annual financial statements and review of financial statements included in the company’s quarterly filings on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements. For fiscal years 2010, and 2009 the total audit fees include $677,116 and $611,841 respectively, to perform an assessment of the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

2)	Audit-Related Fees — These are fees for services performed by Deloitte related to the audit.

3)	Tax Fees — These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes review of tax returns for the company.

4)	All Other Fees — These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions.

These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the company’s consolidated financial statements and the assessment of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Pre-approval policy for audit and non-audit services

In accordance with provisions of the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the company by its independent auditors must be pre-approved by the Audit Committee. As authorized by that statute, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve up to $100,000 in audit and non-audit services. This authority may be exercised when the Audit Committee is not in session. Any decisions by the Chair of the Audit Committee under this delegated authority are reported at the next meeting of the Audit Committee. All services reported in the schedule shown above for fiscal years 2010 and 2009 were pre-approved by the full Audit Committee or by the Chair of the Audit Committee, by delegated authority.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

At a meeting held on November 22, 2010, the audit committee of the board of directors appointed the firm of Deloitte & Touche LLP, independent public accountants, to audit the books, records and accounts of the Company for fiscal year 2011. The board of directors recommends that the shareholders ratify this appointment.

Representatives of Deloitte & Touche LLP will not be present at the annual meeting unless by 10 a.m. on February 25, 2011, the Secretary of the company receives written notice from a shareholder addressed to the Secretary at 101 Constitution Ave., N.W., Washington, DC 20080, that the shareholder will attend the meeting and wishes to ask questions of a representative of the firm.

The board of directors recommends a vote “FOR” this proposal.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking a non-binding advisory vote from shareholders to approve the compensation awarded to our executives. Because the required vote is advisory, it will not be binding upon the board.

The company has in place comprehensive executive compensation programs. The information statement fully and fairly discloses all material information regarding the compensation of the company’s named executive officers, so that shareholders can evaluate the company’s approach to compensating its executives. The company and Human Resources Committee of the board of directors continually monitor executive compensation programs and adopt changes to reflect the dynamic marketplace in which the company competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation.

The company will continue to emphasize compensation arrangements that align the financial interests of our executives with the interests of long-term shareholders and encourage executives to retain ownership of a significant portion of WGL Holdings stock they receive as compensation. Please refer to the section entitled “Compensation of Executive Officers” and the Compensation Discussion and Analysis of this information statement for a detailed discussion of the company’s executive compensation practices and philosophy.

You have the opportunity to vote “for”, “against” or “abstain” from voting on the following resolution relating to executive compensation:

RESOLVED, that the shareholders of Washington Gas Light Company approve the compensation of the company’s executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related material disclosed in the information statement.

Board of Directors’ Recommendation — The board of directors recommends that shareholders vote “FOR” the foregoing resolution for the following reasons:

•	Data shows that our philosophy of paying at the size-adjusted 50th percentile of the utilities marketplace is conservative compared to general industry.

•	Our pay program is heavily performance-based. Our short-term incentives reward performance against more than 10 investor and customer measures, and we have paid out zero in prior years if our performance did not meet our pre-set goals. Our long-term incentives program is aligned to shareholder interests through its focus on peer group total shareholder return; it pays out commensurate with the stock performance of WGL Holdings, Inc., our corporate parent, against other utilities.

•	We have not granted stock options since October 1, 2006 and have never backdated or re-priced stock options.

•	Our use of perquisites is modest.

•	We have adopted a clawback provision that would lead to recoupment of short-term incentives in the event we found they had been awarded based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

•	It is not our custom to use employment contracts and we have none outstanding.

•	Our change-in-control severance is at market level or lower, and designed to enable the company to maintain a stable executive team in the face of a possible business combination.

•	Our Human Resources Committee, which oversees executive compensation, uses an independent executive compensation consultant who reports directly to that committee.

For the above reasons, the board of directors recommends that shareholders vote “FOR” proposal 3.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION VOTING

We are seeking a non-binding advisory vote from shareholders regarding how frequently the company should include in its annual meeting information and voting materials a proposal regarding the approval of the compensation awarded to our executives. We are providing shareholders with the option of selecting a frequency of one, two or three years, or abstaining and we recommend that our shareowners select a frequency of once a year. Shareholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice from among the frequency options. This is an advisory vote, and as such is not binding on the Board. However, the Board will take the results of the vote into account in making a determination concerning the frequency of advisory shareholder votes on executive compensation.

Board of Directors’ Recommendation — our Board of Directors recommends at this time that shareholders vote “1 Year” when voting on the frequency of the advisory vote on executive compensation.

We considered alternatives other than a “1 Year” recommendation. For instance, the Board considered that an advisory vote every three years may:

i)	more effectively allow shareholders to judge our executive compensation program in relation to our long-term performance since a significant portion of our executive compensation program includes a three-year vesting period for long-term incentive awards, and

ii)	provide the company with more time to respond thoughtfully to shareowners’ sentiments, and evaluate and implement any appropriate changes to our executive compensation program.

However, after evaluating these considerations, the Board is of the current opinion that having shareholders vote annually to approve the compensation of the company’s executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related material disclosed in the information statement promotes corporate transparency and shareholder awareness of the company’s compensation policies and practices while also allowing shareholders frequent direct input on compensation matters.

For the above reasons, our Board of Directors recommends shareholders select “1 Year” for proposal 4.

OTHER MATTERS

The board of directors knows of no other matters to be brought before the annual meeting. The annual report of the company for fiscal year 2010, including financial statements, was first made available to shareholders on or about January 27, 2011.

Upon written request, Washington Gas Light Company will furnish without charge a copy of its most recent annual report on Form 10-K. Please direct these requests to: Director of Investor Relations, Washington Gas Light Company, 101 Constitution Ave., N.W., Washington, D.C. 20080.

By order of the board of directors,

Arden T. Phillips
Secretary and Corporate Governance Officer

January 27, 2011